SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Homestore, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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MANAGEMENT

Homestore, Inc.
30700 Russell Ranch Road
Westlake Village, California 91362
Notice of Annual Meeting of Stockholders
To Be Held June 22, 2005

To Our Stockholders:
     The annual meeting of stockholders of Homestore, Inc., a Delaware corporation, will be held on June 22, 2005 at 9:30 a.m., local time, at the Hilton Los Angeles Airport located at 5711 West Century Blvd., Los Angeles, California 90045-5631, for the following purposes:

1. To elect three Class III directors to each serve for a term of three years and until each of their successors has been duly elected and qualified;

2. To approve a restated certificate of incorporation that would amend and restate our Amended and Restated Certificate of Incorporation, as amended, in order to:

•	eliminate the classification of our board of directors and provide for annual election of all directors beginning at the annual meeting of stockholders in 2008;

•	eliminate, effective as of the annual meeting of stockholders in 2008, the provision that directors may be removed only for cause, because Delaware law permits this restriction only when a board is classified;

•	correct cross-references within the Amended and Restated Certificate of Incorporation, as amended; and

•	integrate into a single instrument all of the provisions of the Amended and Restated Certificate of Incorporation, as amended, currently in effect and the amendments described above; and

3. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.
     The foregoing matters are described in more detail in the enclosed proxy statement. Only stockholders of record at the close of business on the record date, April 25, 2005, are entitled to receive notice of and to vote at the annual meeting or any postponement or adjournment thereof.
     All stockholders are cordially invited to attend the annual meeting in person. However, if you do not plan to attend the annual meeting, please mark, sign, date and return the enclosed proxy card as promptly as possible in the enclosed, postage-prepaid envelope.

By Order of the Board of Directors,

Michael R. Douglas
Executive Vice President, General Counsel
and Secretary
Westlake Village, California
May 24, 2005
YOUR VOTE IS IMPORTANT
TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

PROXY STATEMENT

       This proxy statement is furnished on behalf of the board of directors of Homestore, Inc., a Delaware corporation, for use at Homestore’s annual meeting of stockholders to be held on June 22, 2005 at 9:30 a.m., local time, and at any postponement or adjournment thereof. The annual meeting will be held at the Hilton Los Angeles Airport located at 5711 West Century Blvd., Los Angeles, California 90045-5631.
      These proxy solicitation materials were first mailed on or about May 24, 2005 to all stockholders entitled to vote at the annual meeting.
ABOUT THE MEETING
What is the purpose of the annual meeting?
      At the annual meeting, stockholders will vote on the matters outlined in the accompanying notice of annual meeting of stockholders, including the election of three Class III directors and the approval of a restated certificate of incorporation (the “Proposed Restated Certificate”) that would amend and restate our Amended and Restated Certificate of Incorporation, as amended (the “Existing Certificate”).
Who is entitled to vote?
      Only stockholders of record at the close of business on the record date, April 25, 2005, are entitled to vote at the annual meeting or any postponement or adjournment of the meeting.
What is the board of directors’ recommendation on the proposals?
      The board of directors recommends a vote FOR the nominees, and FOR the approval of the Proposed Restated Certificate.
How do I vote?
      Sign and date each proxy card you receive and return it in the postage-prepaid envelope enclosed with your proxy materials. If you are a registered stockholder and attend the annual meeting, then you may deliver your completed proxy card in person or you may vote in person at the annual meeting.
      If your shares are held in “street name” by your broker or bank, you will receive a form from your broker or bank seeking instructions as to how your shares should be voted. If you do not instruct your broker or bank how to vote, your broker or bank will vote your shares if it has discretionary power to vote on a particular matter.
Can I change my vote after I return my proxy card?
      Yes, you have the right to revoke your proxy at any time before the annual meeting by notifying our corporate secretary in writing, returning a later-dated proxy card, or voting in person at the annual meeting.
Who will count the votes?
      Mellon Investor Services LLC will count the votes and act as the inspector of election.
What shares are included on the proxy card(s)?
      The shares on your proxy card(s) represent ALL of your shares. If you do not return your proxy card(s), your shares will not be voted.

What does it mean if I get more than one proxy card?
      If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Sign and return all proxy cards to ensure that all of your shares are voted. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, Mellon Investor Services (800-356-2017), or, if your shares are held in street name, by contacting the broker or bank that holds your shares.
How many shares can vote?
      As of the record date, 147,231,468 shares of common stock, our only voting securities entitled to vote at the meeting, were issued and outstanding. Every stockholder is entitled to one vote for each share of common stock held.
What is a quorum?
      The presence at the meeting in person or by proxy of the holders of a majority of the shares of stock entitled to vote at the meeting will constitute a quorum for the transaction of business. Proxies marked as abstaining on any matter to be acted upon by stockholders and “broker non-votes” will be treated as present for purposes of determining a quorum. A broker non-vote occurs when you fail to provide voting instructions for shares you hold in street name. Under those circumstances, your broker may be authorized to vote for you on some routine matters but is prohibited from voting on other matters. Those matters for which your broker cannot vote result in broker non-votes.
What is required to approve the proposals?
      For the election of the Class III directors, once a quorum has been established, the nominees for director shall be elected by a plurality of the votes cast at the meeting. Accordingly, the three nominees for director who receive the most votes will become Class III directors of Homestore.
      To approve the Proposed Restated Certificate, the affirmative vote of the holders of a majority of the outstanding shares of stock entitled to vote must be voted in favor of the proposal.
      If a broker indicates on its proxy that it does not have discretionary authority to vote on a particular matter, the affected shares will be counted as shares present for the purpose of determining the presence of a quorum. Broker non-votes will be treated as not present and not entitled to vote with respect to the election of a director and accordingly will have no impact on the outcome of the vote with respect to this proposal. With respect to the proposal to approve the Proposed Restated Certificate, which requires the approval of holders of a majority of the shares of stock outstanding as of the record date, an abstention will have the same effect as a vote against the proposal, because it is one less vote for approval.
What happens if I abstain?
      Proxies marked “abstain” will be counted as shares present for the purpose of determining the presence of a quorum, but for purposes of determining the outcome of a proposal, shares represented by these proxies will not be treated as affirmative votes. Therefore, with respect to the election of directors, an abstention will result in nominees for director receiving fewer votes for election. Broker non-votes with respect to the proposal to approve the Proposed Restated Certificate will have the same effect as a vote against the proposal, because it is one less vote for approval. For proposals requiring the approval of holders of a majority of the shares of stock entitled to vote thereon that are present in person or represented by proxy at the meeting and are voted for or against the proposal, an abstention will have no impact on the outcome of the vote with respect to this proposal.
How will Homestore solicit proxies?
      We have retained Mellon Investor Services to assist in the distribution of proxy materials. The costs and expenses of preparing and mailing proxy solicitation materials for the annual meeting and reimbursements paid to brokerage firms and others for their reasonable out-of-pocket expenses for forwarding proxy solicitation materials to stockholders will be borne by us. We have not retained a proxy solicitation service to assist in soliciting proxies. If, however, a proxy solicitation service is retained, the costs will be borne by us. Proxies may also be solicited in person, by telephone, or by facsimile by our directors, officers, and employees without additional compensation being paid to these persons.
PROPOSAL 1 — ELECTION OF DIRECTORS
      Our bylaws provide that the authorized number of directors may be fixed by resolution of the board of directors from time to time. Pursuant to our bylaws, the board has the authority to fix the number of directors that serve on the board. Currently, the board has fixed the number of directors at eight. Our bylaws also provide for the board to be divided into three classes as nearly equal in size as possible with staggered three-year terms. The term of office for Class I, Class II, and Class III directors will expire at the annual meeting of stockholders to be held in 2006, 2007, and 2005, respectively. The term of office for each of the Class III directors elected at this annual meeting will expire at the annual meeting of stockholders to be held in 2008 or upon his earlier death, resignation or removal. The terms of the Class III directors elected at the annual meeting will continue until the 2008 annual meeting, and the terms of the incumbent Class I directors and Class II directors will continue until the 2006 annual meeting and the 2007 annual meeting, respectively, regardless of whether the Proposed Restated Certificate is approved. For a description of the changes in the terms of our directors that would be implemented if the Proposed Restated Certificate is approved, see “Proposal 2 — Approval of Proposed Restated Certificate” below.
      Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below. If any nominee is unable or declines to serve as a Class III director at the time of the annual meeting, the proxies will be voted for any nominee designated by the present board of directors to fill the vacancy. Each of the nominees has agreed to serve as director, if elected.
      The nominees for election as Class III directors are Joe F. Hanauer, L. John Doerr and W. Michael Long. Information about these nominees, our other directors and our executive officers is set forth below in the section entitled “Management — Directors and Executive Officers.”
Recommendation of the Board of Directors
      THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE CLASS III NOMINEES LISTED ABOVE.
PROPOSAL 2 — APPROVAL OF PROPOSED RESTATED CERTIFICATE
Background of and Reasons for the Proposed Restated Certificate
      Pursuant to the settlement agreement that we entered into with the California State Teachers’ Retirement System, the lead plaintiff in the securities class action lawsuit against us, to resolve all outstanding claims against us in that lawsuit (the “Settlement Agreement”), we agreed to submit to our stockholders an amendment to our Existing Certificate that would eliminate the classification of our board of directors. If approved by the stockholders, the Proposed Restated Certificate will:

•	eliminate the classification of our board of directors and provide for annual election of all directors beginning at the annual meeting of stockholders in 2008;

•	eliminate, effective as of the annual meeting of stockholders in 2008, the provision that directors may be removed only for cause, because Delaware law permits this restriction only when a board is classified;

•	correct cross-references within the Existing Certificate; and

•	integrate into a single instrument all of the provisions of the Existing Certificate currently in effect and the amendments described above.
      The Existing Certificate includes a previous amendment that changed our name to “Homestore, Inc.” In addition, we previously changed our registered agent in the State of Delaware and the location of our registered office in the State of Delaware and filed a certificate with the Delaware Secretary of State reflecting these changes in accordance with Section 133 of the General Corporation Law of the State of Delaware. The Proposed Restated Certificate reflects the foregoing.
      Our board of directors has determined that it is advisable and in the best interests of Homestore to adopt the Proposed Restated Certificate. Approval of the Proposed Restated Certificate requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the annual meeting.
Amendments to the Existing Charter to be Effected by the Proposed Restated Certificate
      If Proposal 2 is adopted by the stockholders and the Proposed Restated Certificate is filed with the Secretary of State of the State of Delaware, the following changes will be made to the Existing Charter:

•	Paragraph (d) of Article VI will be deleted in its entirety and replaced with the following:

“Subject to the rights of the holders of any series of Preferred Stock, until the annual meeting of stockholders to be held in 2008, a director may be removed only for cause by, and only by, the holders of a majority of the shares then entitled to vote at an election of directors.”

•	Paragraph (e) of Article VI will be deleted in its entirety and replaced with the following:

(e) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, until the annual meeting of stockholders to be held in 2008, the directors shall be divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively, as follows:

(i) Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors, with the number of directors in each class to be divided as equally as reasonably possible.

(ii) The term of office of the Class I directors elected in 2003 shall expire at the annual meeting of the stockholders to be held in 2006; the term of office of the Class I directors elected in 2006 shall expire at the annual meeting of the stockholders to be held in 2008.

(iii) The term of office of the Class II directors elected in 2004 shall expire at the annual meeting of the stockholders to be held in 2007; the term of office of the Class II directors elected in 2007 shall expire at the annual meeting of the stockholders to be held in 2008.

(iv) The term of office of the Class III directors elected in 2005 shall expire at the annual meeting of the stockholders to be held in 2008.

Commencing at the annual meeting of the stockholders to be held in 2008, the Board of Directors shall cease to be classified and all directors shall be elected to a term of office of one year to expire at the next annual meeting of stockholders.”

•	Article IX will be amended so that each reference to “this Article VIII” within that Article will be replaced with a reference to “this Article IX.”
Effects of Approval of the Proposed Restated Certificate
      Pursuant to the Existing Certificate, our board is divided into three classes with staggered three-year terms and not more than one class of directors is elected at any annual meeting of stockholders. If the Proposed Restated Certificate is approved, the terms of the directors elected at our stockholders meeting in each of 2005, 2006 and 2007 will expire in 2008, and beginning with our 2008 annual stockholders meeting, all directors will be elected at each annual meeting for a term of one year. To the extent that any vacancy occurs during the term of a director elected at any of the annual meetings in 2005, 2006 or 2007, the board may elect a director to serve for the remainder of the expired term. In addition, because Delaware law permits such a provision only when a board is classified, the provision requiring removal of directors to be with cause only will be eliminated.
      Proponents of classified boards of directors believe that a classified board helps the board of directors maintain a greater continuity of experience because the majority of directors at any given time will have experience with the business affairs and operations of the company. This continuity may assist the company in long-term strategic planning. Additionally, proponents argue that a classified board reduces the possibility of a sudden change in majority control of the board of directors; in the event of a hostile takeover attempt, a classified board may encourage a person seeking control of the company to initiate arm’s-length discussions with management and the board, who are in a position to negotiate a more favorable transaction for stockholders.
      On the other hand, a classified board of directors limits the ability of stockholders to elect directors and exercise influence over Homestore. The election of directors is the primary avenue for stockholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. Many potential investors are opposed to the concept of a classified board. Also, because there is no limit to the number of terms an individual may serve, the continuity and stability of the board’s membership and our policies and long-term strategic planning should not be affected.
Form of Proposed Restated Certificate
      If Proposal 2 is approved, we intend to file the Proposed Restated Certificate (as included as Appendix A to this proxy statement) with the Secretary of State of the State of Delaware. The Proposed Restated Certificate will become effective upon filing. In addition, the board of directors has approved certain corresponding amendments to our bylaws that will be effective immediately upon the filing of the Proposed Restated Certificate. The text of the Existing Certificate may be obtained upon written request directed to our Secretary at our principal office set forth on the notice of annual meeting of stockholders accompanying this proxy statement. Such documents have also been filed as exhibits to our filings with the SEC and may be obtained on our website or from the SEC as described in “Additional Information” below.
Recommendation of the Board of Directors
      THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE PROPOSED RESTATED CERTIFICATE.

MANAGEMENT
Directors and Executive Officers
      The following table sets forth information regarding our nominees for election as Class III directors, our incumbent Class I and Class II directors, and our executive officers.

Name	Age	Position

Joe F. Hanauer	67	Chairman of the Board and Director
L. John Doerr	53	Director
William E. Kelvie	57	Director
Kenneth K. Klein	61	Director
W. Michael Long	52	Chief Executive Officer and Director
Terrence M. McDermott	62	Director
Bruce G. Willison	56	Director
V. Paul Unruh	56	Director
Jack D. Dennison	48	Chief Operating Officer
Lewis R. Belote, III	49	Chief Financial Officer
Allan P. Merrill	39	Executive Vice President, Strategy and Corporate Development
Michael R. Douglas	51	Executive Vice President, General Counsel and Secretary
Allan D. Dalton	56	President and Chief Executive Officer, REALTOR.com®
Stephen T. Feltner	34	President, Homebuilder.com
Sunil N. Mehrotra	55	President, Consumer Media Services
Maria L. Pietroforte	47	President, RentNet
      As previously disclosed, on March 15, 2005, Terrence M. McDermott, one of our Class I directors, provided us with notice of his intention to resign as a director effective as of our 2005 annual stockholders meeting. Mr. McDermott’s term is scheduled to expire at our annual stockholders meeting in 2006. Since December 2000, Mr. McDermott has served as the National Association of Realtors® (the “NAR”) representative on our board of directors. By virtue of its ownership of our sole outstanding share of Series A preferred stock, the NAR has the right to elect one of our directors. In addition, if there is any vacancy in the office of a director elected by the holder of the Series A preferred stock, then a director to hold office for the unexpired term of such director may be elected by the vote or written consent of the holder of the Series A preferred stock.
      The NAR has informed us that it intends to elect Alan Yassky as its representative to serve on our board of directors effective as of Mr. McDermott’s resignation. If so elected, Mr. Yassky will become a Class I director. Mr. Yassky currently serves as the NAR’s representative on the board of directors of RealSelect, Inc., a wholly-owned subsidiary of the Company. Alan Yassky is currently 69 years of age. He has been a Realtor since 1964, and has served as a director of the NAR since 1984. From 1997 to 2000, Mr. Yassky additionally served as Treasurer for the NAR. Mr. Yassky also founded Rockland Realty in 1964, a real estate firm in New York, which he continues to operate as co-owner.
      Joe F. Hanauer has served as one of our directors since November 1996, as vice chairman of the board from November 2001 to January 2002, chairman of the board since January 2002 and lead independent director since December 2004; he was the National Association of REALTORS® representative on the board through November 2000. Mr. Hanauer is a Class III director. Since 1988, Mr. Hanauer, through Combined Investments, L.P., has directed investments in companies primarily involved in real estate and financial services. Mr. Hanauer is a former chairman and director of Grubb & Ellis Company and a former chairman of Coldwell Banker Residential Group, Inc. Mr. Hanauer is a director of MAF Bancorp, Inc., a trustee of each of

Calamos Investment Trust, Calamos Advisors Trust and Calamos Convertible Opportunities and Income Fund, and a member of the National Association of REALTORS®.
      L. John Doerr has served as one of our directors since August 1998. Mr. Doerr is a Class III director. Mr. Doerr has been a general partner of Kleiner Perkins Caufield & Byers, a venture capital firm, since 1980. Prior to his tenure at Kleiner Perkins, Mr. Doerr was employed by Intel Corporation for five years. He serves on the board of directors of Amazon.com, Inc., Google Inc., Intuit Inc., palmOne, Inc. and Sun Microsystems, Inc.
      William E. Kelvie has served as one of our directors since August 1998. Mr. Kelvie is a Class II director. He has served as chief executive officer of Overture Corporation, an information technology company, since July 2000. Prior to his tenure at Overture Corporation, Mr. Kelvie was the executive vice president and chief information officer responsible for information technology systems at the Federal National Mortgage Association (Fannie Mae), the world’s largest non-bank financial services company, from 1992 to 2000. He then served as special adviser to the chief executive officer of Fannie Mae until January 2003. Mr. Kelvie joined Fannie Mae in 1990 as senior vice president and chief information officer. Prior to his tenure at Fannie Mae, Mr. Kelvie was a partner with Nolan, Norton & Co., a management consulting company specializing in information technology strategies and plans. He also served in various capacities with The Dexter Corporation, a specialized manufacturing company, and The Travelers Insurance Company, an insurance and financial services company.
      Kenneth K. Klein has served as one of our directors since August 1998. Mr. Klein is a Class II director. He is president and chief executive officer of a privately held group of companies involved in diversified residential and light commercial construction and land development, including Kleinco Construction Services, Inc. of which Mr. Klein has served as president and chief executive officer since 1980. Mr. Klein was national vice president of the National Association of Home Builders during the calendar years 1999 and 2000.
      W. Michael Long has served as our chief executive officer and as one of our directors since January 2002. Mr. Long is a Class III director. From November 1999 to April 2001, Mr. Long served as chairman of the board and as a director of WebMD Corporation (formerly Healtheon/ WebMD Corporation), a provider of healthcare information services and technology solutions. From July 1997 to November 1999, Mr. Long served as chief executive officer of Healtheon Corporation. From August 1996 to July 1997, Mr. Long served as president and chief executive officer of CSC Continuum, Inc., a unit of Computer Sciences Corporation. Prior to its acquisition by CSC, Mr. Long was president and chief executive officer of The Continuum Company, Inc.
      Terrence M. McDermott has served as one of our directors (as the NAR representative) since December 2000. Mr. McDermott is a Class I director. He has served as executive vice president/chief executive officer of the National Association of REALTORS® since 1997. From 1993 to 1997, Mr. McDermott served as executive vice president and chief executive officer of the American Institute of Architects. Mr. McDermott was president of Cahners Publishing Co. from 1987 to 1993, a firm he joined in 1969.
      Bruce G. Willison has served as one of our directors since December 2002. Mr. Willison is a Class I director. Since 1999, Mr. Willison has served as Dean of the UCLA Anderson School of Management. This appointment followed a 26-year career in the banking industry, most recently as president and chief operating officer of H.F. Ahmanson & Co., the parent company of Home Savings of America. Prior to that, Mr. Willison held several executive positions at First Interstate Bancorp, including chairman and chief executive officer of First Interstate’s Oregon operation and chairman, president, and chief executive officer of First Interstate Bank of California, as well as vice chairman of the bank’s holding company, First Interstate Bancorp. Mr. Willison began his banking career at Bank of America Corp. in 1973. Mr. Willison is a director of Health Net, Inc., an integrated managed care organization.
      V. Paul Unruh has served as one of our directors since May 2003. Mr. Unruh is a Class I director. For 25 years, Mr. Unruh worked at Bechtel, a privately held global engineering and construction services organization. Prior to his retirement in 2002, Mr. Unruh served as vice chairman of Bechtel Group, Inc. from January 2001 to December 2002 and president of Bechtel Enterprises, a development and financing subsidiary, from July 1997 to January 2001. His previous responsibilities at Bechtel included both operating and financial positions, including chief financial officer, treasurer and controller. Mr. Unruh is currently a director of VERITAS Software Corporation and Heidrick and Struggles International, Inc., a provider of senior-level executive search and leadership services. Prior to joining Bechtel in 1978, Mr. Unruh practiced as a certified public accountant with what is now PricewaterhouseCoopers LLP for seven years.
      Jack D. Dennison has served as our chief operating officer since January 2002. From July 1998 to January 2001, Mr. Dennison served as executive vice president, general counsel and secretary of WebMD Corporation. From 1996 to July 1998, Mr. Dennison served as vice president and deputy general counsel to Computer Sciences Corporation. Prior to that time, Mr. Dennison was general counsel at The Continuum Company, Inc.
      Lewis R. Belote, III has served as our chief financial officer since January 2002. From May 1998 to April 2001, Mr. Belote served as senior vice president, finance of WebMD Corporation. From June 1996 to May 1998, Mr. Belote served as senior vice president and chief financial officer for ActaMed Corporation. Prior to 1996, Mr. Belote served for twelve years with the accounting firm of Ernst & Young LLP.
      Allan P. Merrill has served as executive vice president of strategy and corporate development since October 2001. From April 2000 to October 2001, Mr. Merrill was president of Homebuilder.com, one of our consumer websites. Mr. Merrill joined us following a 13-year tenure, from 1987 to March 2000, with the investment banking firm Warburg Dillon Read (now UBS Investment Bank), where he was a managing director and served most recently as co-head of the Global Resources Group, overseeing the construction and building materials, chemicals, forest products, mining and energy industry groups. Mr. Merrill is a member of the Policy Advisory Board of the Joint Center for Housing Studies at Harvard University.
      Michael R. Douglas has served as our executive vice president, general counsel, and secretary since October 2002. From 1997 to October 2002, Mr. Douglas served as a product liability consultant. From 1987 to 1997, Mr. Douglas was senior vice president, general counsel and secretary at Fibreboard Corporation. Mr. Douglas has also served as director of law of the Asbestos Claims Facility, litigation counsel for Jim Walter Corporation and as an attorney in private practice.
      Allan D. Dalton has served as president and chief executive officer of REALTOR.com®, one of our consumer websites and the official Internet site of the National Association of REALTORS®, since October 2002. From August 2002 to October 2002, Mr. Dalton served as executive vice president of Coldwell Banker New England Metro, the largest real estate services organization in New England. From January 1998 to August 2002, Mr. Dalton was senior vice president of NRT, a residential real estate brokerage company and a subsidiary of Cendant Corporation. Mr. Dalton’s 20-plus year career in the real estate industry includes 12 years as president and co-owner of an independent real estate brokerage with more than 20 offices. He has also served as executive vice president of Coldwell Banker Hunneman.
      Stephen T. Feltner has served as president of Homebuilder.com, one of our consumer websites and the official new homes site of the National Association of Home Builders, since December 2004. Mr. Feltner has been with us since 1999, holding key management positions in both operations and finance, including Vice President of Operations from February 2003 to December 2004, Assistant to the Chief Executive Officer from June 2002 to February 2003, Vice President of Strategic Planning from August 2001 to June 2002, Director of Strategic Planning from August 2000 to August 2001 and Manager of Sales Operations from April 1999 to July of 2000. Prior to joining us, Mr. Feltner served as the director of operations at Arch Wireless (formerly PageNet, Inc.), based in Los Angeles, California. A graduate of the UCLA Anderson School of Management, Mr. Feltner holds a Master of Business Administration degree.
      Sunil N. Mehrotra has served as president of Consumer Media Services, which includes our Welcome Wagon, Homeplans and Retail advertising businesses, since December 2004. Since 2000 he has served as adjunct professor of marketing management and strategy management in the MBA program at the Graziadio School of Business Management at Pepperdine University. Mr. Mehrotra also founded KnowledgeLINKS in 1996, a collaborative Internet commerce company, and served as its Chairman until January 2002. Prior to 1996, Mr. Mehrotra served as executive vice president of Harman International’s consumer group, general manager of the RCA brand for Thomson Consumer Electronics, vice president segment manager for Chase

Manhattan Bank, managing consumer marketing and was employed by General Electric as a product manager.
      Maria L. Pietroforte has served as president of RentNet, one of our consumer websites, since September 2004. Ms. Pietroforte formerly served as president of KSI Management Corporation, one of Greater Washington D.C.’s largest developers of rental properties from 2001 to June 2004. Prior to that, Ms. Pietroforte was president of E&S Ring Company from 1997 to 2001, one of the largest apartment managers in Los Angeles.
Meetings and Committees of the Board of Directors
      Other than Mr. Long, due to his position as our chief executive officer, and Mr. McDermott, due to his position with the National Association of REALTORS®, the board of directors has determined that each member of the board meets the requirements for being “independent” as defined by applicable law, SEC rules and regulations, and NASDAQ Stock Market listing standards, each as they may be interpreted and amended from time to time, as well as other legal requirements applicable to us. If NAR elects Mr. Yassky to the board of directors, the board of directors would likely not determine, due to Mr. Yassky’s his position with NAR, that he meets these requirements for being “independent.”
      The board of directors held a total of 7 meetings during the year ended December 31, 2004. During that period, each director attended at least 75% of the aggregate of the total number of meetings of the board (held during the period for which he has been a director) and the total number of meetings of all committees of the board on which that director served (during the periods that he served), except for Messrs. Doerr and McDermott. The board has the following standing committees: an audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, a management development and compensation committee, and a governance and nominating committee. The charters of these committees, as well as our corporate governance guidelines, code of conduct and business ethics, and other governing documents, can be found on our website at http://ir.homestore.com/phoenix.zhtml?c=111114&p=irol-govHighlights.

Audit Committee
      The audit committee’s principal functions are to:

•	independently and objectively monitor the periodic reporting of our financial condition and results of operations;

•	monitor reviews of the adequacy of the accounting and financial reporting processes and systems of internal control conducted by our independent auditors and financial and senior management;

•	review and evaluate the independence and performance of our independent auditors;

•	approve related party transactions;

•	retain and manage the relationship with our independent auditors; and

•	facilitate communication among our independent auditors, management and the board of directors.
      Our audit committee consists of Messrs. Klein, Willison and Unruh. Until April 1, 2004, Mr. Kelvie also served as a member of the audit committee. Each of the members of the audit committee meets the standards of independence applicable to audit committee members under applicable SEC rules and NASDAQ Stock Market listing standards. The board has determined that Mr. Unruh meets the requirements of an “audit committee financial expert” as defined in SEC rules and regulations. The audit committee held 11 meetings during 2004. The charter of the audit committee, reflecting amendments made to the charter by the board in 2004 and 2005, is included as Appendix B to this proxy statement.

Management Development and Compensation Committee
      The management development and compensation committee’s principal functions are to:

•	review the ongoing development of our leadership development programs, succession planning, mission statement and operating values;

•	review, evaluate and make recommendations to the board of directors with respect to management’s proposals regarding our overall compensation policies, including as they relate to the board, our chief executive officer and other executive officers, and other senior officers and employees; and

•	administer and make recommendations to the board with respect to our incentive-compensation plans and equity-based compensation plans.
      Our management development and compensation committee consists of Messrs. Hanauer and Willison. During 2004 and until March 16, 2005, Mr. Doerr also served as a member of the management development and compensation committee. Each of these directors is a non-employee director within the meaning of Section 16 of the Securities Exchange Act, an outside director within the meaning of Section 162(m) of the Internal Revenue Code and an independent director under applicable NASDAQ Stock Market listing standards. The management development and compensation committee held four meetings during 2004.

Governance and Nominating Committee
      The governance and nominating committee’s principal functions are to:

•	identify and make recommendations to the board of directors on individuals qualified to serve as our board members;

•	review and re-evaluate our corporate governance guidelines at least twice per year;

•	review and recommend the re-nomination of incumbent directors;

•	review and recommend appointments to other committees;

•	lead the board in its annual review of the board’s performance; and

•	perform other tasks, such as studying the size, committee structure, or meeting frequency of the board.
      Our governance and nominating committee consists of Messrs. Hanauer and Kelvie. During 2004 and until March 16, 2005, Mr. Doerr also served as a member of the governance and nominating committee. Each of these directors is an independent director under applicable NASDAQ Stock Market listing standards. The committee held two meetings during 2004.
      The governance and nominating committee will consider all stockholder recommendations for candidates for the board, which should be sent by stockholders to the governance and nominating committee, in the care of our Secretary, in accordance with the timeliness and information requirements of our Bylaws. To facilitate consideration by the governance and nominating committee, the recommendation should also be accompanied by a full statement of the qualifications of the recommended nominee and the consent of the recommending stockholder to be named in our proxy materials. In addition to considering candidates suggested by stockholders, the governance and nominating committee considers potential candidates recommended by current directors, company officers, employees and others.
      Potential new board members are identified, screened, recommended, and nominated by the governance and nominating committee. The governance and nominating committee screens all potential candidates in the same manner regardless of the source of the recommendation. Any vacancy on the board is filled by the affirmative vote of a majority of the independent board members then in office.

      In addition to the mandatory retirement age of 75, the governance and nominating committee has adopted the following criteria for the evaluation of director nominees:

•	the board as a whole shall be appropriately diverse with members coming from targeted industries and a variety of career paths and skill sets, including experience in business and management, leadership and strategic planning and crisis response;

•	the board seeks to attract members from several industries, including technology, the Internet, real estate, real estate finance or related activities, financial services, media, marketing, accounting and finance, education and other core industries related to Homestore;

•	we expect that a preponderance of the board’s members will have occupied positions in senior management, including CEO positions, with companies engaged in the industries referenced above and that the related companies will have generated at least $250 million in revenues annually;

•	all board members must be able to meet the time commitment of active board responsibility, and no candidate will be nominated for director if the board determines that such candidate serves on a number of other boards of directors, or has extensive other obligations, that prevent such candidate from meeting the time commitments required for service on the board;

•	the board seeks members representing a diversity of skill sets in order to both enable the board to consider the variety of issues it expects to consider, as well as to offer management the kinds of resources they may need to operate more effectively; and

•	board members are sought who possess personal integrity and high moral and ethical standards, and who can be expected to be committed to represent the long-term interests of stockholders.
      The board provides a process for stockholders to send communications to the entire board or any of the directors individually. Stockholders may send written communications to the board, or to any of the individual directors, in the care of our Secretary. All communications will be compiled by the Secretary and are forwarded to the addressees or distributed at the next scheduled board meeting.
      The board of directors encourages its members to attend our annual meeting of stockholders. Messrs. Hanauer, Kelvie, Klein, Long and Unruh attended our 2004 annual meeting.
Director Compensation
      Prior to 2002, directors did not generally receive cash compensation for their services as directors, but were reimbursed for their reasonable and necessary expenses in attending meetings of board of directors and committees of the board. Compensation for services was provided solely in the form of stock options. However, in 2002, we began to pay cash compensation in addition to stock options and the reimbursement of these expenses because these activities involved significant additional efforts and time commitments. We intend to continue to pay cash compensation in addition to equity compensation and expense reimbursements to directors due to the directors’ increased time commitments as well as increased corporate governance responsibilities.
      Non-employee directors receive an annual retainer of $25,000 in cash, which is paid in quarterly installments. Each committee chair receives an additional annual retainer of $5,000 in cash, except the chairman of the audit committee receives $10,000 in cash. Each of these directors also receives $1,500 in cash per meeting for each board meeting attended in person (and $1,000 for each telephonic meeting attended after April 4, 2005) that requires a significant commitment of time. In addition, members of the committees of the board receive, depending on the committee, either $2,000 or $1,500 for each committee meeting attended (and either $1,500 or $1,000 for each telephonic meeting attended after April 4, 2005) that requires a significant commitment of time. In 2004, Mr. Hanauer, in his capacity as chairman of the board, received an additional annual retainer of $70,000 in cash, which was paid in quarterly installments.
      In 2004, each non-employee director (other than any director who is entitled to a seat on our board of directors on a contractual basis) was granted 10,300 restricted shares of our common stock under our 1999

Stock Incentive Plan. Mr. Hanauer, in his capacity as chairman of the board, was granted an additional 15,450 restricted shares. No options were included as part of these 2004 grants to directors. Each restricted share will vest three years after the grant date. All restricted stock will immediately vest if the director is not nominated for re-election, is nominated for re-election and is not elected or must resign due to health reasons, or upon such director’s death. Upon a director’s resignation or termination for other reasons, including but not limited to business conflicts with us, all of the director’s unvested restricted stock will be terminated immediately.
SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth information relating to beneficial ownership of our common stock as of April 25, 2005, by

•	each stockholder known by us to be the beneficial owner of 5% or more of our common stock,

•	each of our directors,

•	each of the executive officers listed in the summary compensation table, and

•	all of our directors and executive officers as a group.
      Unless otherwise noted, the address for each stockholder listed is c/o Homestore, Inc., 30700 Russell Ranch Road, Westlake Village, California 91362. As noted above, the NAR, which has the right, by virtue of its ownership of our sole outstanding share of Series A preferred stock, to elect one of our directors, has informed us that it intends to elect Alan Yassky as its representative to serve on our board of directors effective as of Mr. McDermott’s resignation, which is expected to occur after the annual meeting. As of April 25, 2005, Mr. Yassky did not beneficially own any shares of our common stock.

	Shares of		Shares of Series A
	Common Stock		Preferred Stock
	Beneficially Owned		Beneficially Owned

Name of Beneficial Owner	Number	Percent	Number	Percent

FMR Corp.(1)	17,923,989	12.2%	—	—
Amerindo Investment Advisors Inc(2)	7,526,538	5.1%	—	—
W. Michael Long(3)	5,153,308	3.5%	—	—
L. John Doerr(4)	4,283,541	2.9%	—	—
National Association of REALTORS®(5)	4,025,640	2.7%	1	100%
Terrence M. McDermott(6)	4,025,640	2.7%	1	100%
Jack D. Dennison(7)	2,471,397	1.6%	—	—
Lewis R. Belote, III(8)	1,658,632	1.1%	—	—
Allan P. Merrill(9)	1,333,543	*	—	—
Michael R. Douglas(10)	978,348	*	—	—
Joe F. Hanauer(11)	831,966	*	—	—
Allan D. Dalton(12)	732,156	*	—	—
Kenneth K. Klein(13)	138,912	*	—	—
Bruce G. Willison(14)	94,362	*	—	—
V. Paul Unruh(15)	90,300	*	—	—
William E. Kelvie(16)	90,112	*	—	—
All 16 directors and executive officers as a group	22,462,186	15.3%	1	100%

*	Represents beneficial ownership of less than 1%.

(1)	The information shown is as of December 31, 2004 and is based upon information disclosed by FMR Corp., Edward C. Johnson 3d, Abigail P. Johnson, Fidelity Management & Research Company and

Fidelity OTC Portfolio in an amendment to a Schedule 13G filed with the SEC. Such persons reported that FMR Corp. and other members of the filing group have sole power to dispose or to direct the disposition of 17,920,259 shares of our common stock. Sole power to vote these shares resides in the respective boards of trustees of the funds that have invested in the shares. Such persons also reported that Fidelity Management Trust Company and other members of the filing group have sole power to dispose or to direct the disposition of and sole power to vote or direct the voting of 3,730 shares of our common stock. The address of the above persons is 82 Devonshire Street, Boston, Massachusetts 02109.

(2)	Based upon the information contained in a Schedule 13G filed on February 1, 2005 by these persons, at December 31, 2004 the following entities and persons beneficially owned in the aggregate 7,526,538 shares:

	Shares	Sole	Shared	Sole	Shared
	Beneficially	Voting	Voting	Dispositive	Dispositive
Entity or Person	Owned	Power	Power	Power	Power

Amerindo Investment Advisors Inc.	7,473,138	—	7,473,138	—	7,473,138
Amerindo Investment Advisors, Inc.	—	—	—	—	—
Amerindo Investment Advisors Inc. Profit Sharing Plan	7,500	7,500	—	7,500	—
Amerindo Advisors (UK) Limited Retirement Benefits Scheme	45,900	—	45,900	—	45,900
Alberto W. Vilar	7,526,538	7,500	7,473,138	7,500	7,473,138
Gary A. Tanaka	7,519,038	—	7,480,638	—	7,480,638
James P.F. Stableford	45,900	—	45,900	—	45,900
Renata Le Port	45,900	—	45,900	—	45,900

These entities and persons in the aggregate claim sole voting and sole dispositive power over 7,500 of these shares and shared voting and shared dispositive power over 7,473,138 of these shares. Except for 53,400 shares beneficially owned by Mr. Vilar and 45,900 shares beneficially owned by each of Messrs. Tanaka and Stableford and Ms. Le Port, these persons and entities disclaim beneficial ownership of all of these shares. The address of Amerindo Investment Advisors Inc. is One Embarcadero Center, Suite 2310, San Francisco, California 94111.

(3)	Includes 186,662 shares of restricted stock, none of which will be vested or transferable as of June 24, 2005. Also includes 4,962,500 shares issuable upon the exercise of options that are vested and exercisable as of June 24, 2005.

(4)	Includes 45,300 shares of restricted stock, none of which will be vested or transferable as of June 24, 2005. Also includes 55,312 shares issuable upon the exercise of options that are held by Mr. Doerr, which are vested and exercisable as of June 24, 2005. Also includes 3,657,895 shares held by Kleiner Perkins Caufield & Byers VIII, 210,967 shares held by KPCB VIII Founders Fund, and 1,615 shares held by KPCB Information Sciences Zaibatsu Fund II. Mr. Doerr is a general partner of KPCB Associates VIII, which is the general partner of each of Kleiner Perkins Caufield & Byers VIII and KPCB VIII Founders Fund, and a general partner of KPCB Associates VII, which is the general partner of KPCB Information Sciences Zaibatsu Fund II. Mr. Doerr disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these entities. Also includes 2,602 shares in the Brook H. Byers Trust dated 1986 of which Mr. Doerr is trustee, with respect to which Mr. Doerr disclaims beneficial ownership. The address of the Kleiner Perkins Caufield & Byers entities is 2750 Sand Hill Road, Menlo Park, California 94025.

(5)	We have authorized the issuance of one share of Series A preferred stock, which is held by the National Association of REALTORS®. Although the Series A preferred stockholder is generally not entitled to notice of any stockholders’ meetings or to vote on any matters with respect to any question upon which holders of our common stock or preferred stock have the right to vote, except as may be required by law (in which case, the Series A preferred would have one vote per share and would vote together with the common stock as a single class), the holder of Series A preferred is entitled to elect one member of our board of directors. The address of the National Association of REALTORS® is 430 North Michigan Avenue, Chicago, Illinois 60611.

(6)	Includes 4,025,640 shares of common stock and one share of Series A Preferred Stock held by National Association of REALTORS®, of which Mr. McDermott is the executive vice president/chief executive officer. Mr. McDermott disclaims beneficial ownership of all of these shares.

(7)	Includes 2,440,625 shares issuable upon the exercise of options that are vested and exercisable as of June 24, 2005.

(8)	Includes 1,628,281 shares issuable upon the exercise of options that are vested and exercisable as of June 24, 2005.

(9)	Includes 1,303,817 shares issuable upon the exercise of options that are vested and exercisable as of June 24, 2005.

(10)	Includes 974,998 shares issuable upon the exercise of options that are vested and exercisable as of June 24, 2005.

(11)	Includes 237,338 shares of restricted stock, none of which shares will be vested or transferable as of June 24, 2005. Also includes 188,280 shares issuable upon the exercise of options that are held by Mr. Hanauer that are vested and exercisable as of June 24, 2005. Also includes 406,348 shares held by Ingleside Interests, L.P. Mr. Hanauer is a general partner of this entity. Mr. Hanauer disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in this entity.

(12)	Includes 720,832 shares issuable upon the exercise of options that are vested and exercisable as of June 24, 2005.

(13)	Includes 57,300 shares of restricted stock, of which 45,300 shares will not be vested or transferable as of June 24, 2005. Also includes 63,812 shares issuable upon the exercise of options that are vested and exercisable as of June 24, 2005.

(14)	Includes 70,300 shares of restricted stock, none of which will be vested or transferable as of June 24, 2005. Also includes 24,062 shares issuable upon the exercise of options that are vested and exercisable as of June 24, 2005.

(15)	Includes 70,300 shares of restricted stock, none of which will be vested or transferable as of June 24, 2005. Also includes 20,000 shares issuable upon the exercise of options that are vested and exercisable as of June 24, 2005.

(16)	Includes 57,300 shares of restricted stock, of which 45,300 shares will not be vested or transferable as of June 24, 2005. Also includes 32,812 shares issuable upon the exercise of options that are vested and exercisable as of June 24, 2005.

EXECUTIVE COMPENSATION
Summary Compensation Table
      The following table sets forth all compensation paid during 2004, 2003, and 2002 to all persons who served as our chief executive officer during 2004 and our other five most highly compensated executive officers during 2004. We collectively refer to these persons as the “named executive officers.”
Summary Compensation Table

			Annual Compensation
								Long Term Compensation

			Bonus($)					Securities
						Other Annual		Underlying		Restricted		All Other
Name and Principal Position	Year	Salary($)	Sign-On		Performance	Compensation($)		Options(#)		Shares($)		Compensation($)

W. Michael Long(1)	2004	500,000	—		500,000	—		1,000,000		250,000	(2)	—
Chief Executive Officer	2003	500,000	—		500,000	—		—		300,000	(3)	—
	2002	480,769	500,000	(4)	500,000	—		5,200,000		—		—
Jack D. Dennison(1)	2004	400,000	—		400,000	—		500,000		—		—
Chief Operating Officer	2003	400,000	—		425,000	—		—		—		6,775	(5)
	2002	384,616	400,000	(4)	400,000	—		2,600,000		—		—
Allan D. Dalton(6)	2004	325,000	—		406,250	—		350,000		—		—
President and CEO,	2003	325,000	—		425,000	17,526	(7)	—		—		90,933	(8)
REALTOR.com®	2002	68,750	—		81,250	28,249	(7)	1,200,000		—		53,751	(5)
Lewis R. Belote, III(1)	2004	350,000	—		350,000	—		350,000		—		—
Chief Financial Officer	2003	350,000	—		350,000	—		—		—		—
	2002	336,539	350,000	(4)	350,000	—		1,730,000		—		—
Michael R. Douglas(6)	2004	325,000	—		325,000	—		350,000		—		—
Executive Vice	2003	325,000	—		350,000	78,292	(7)	—		—		156,129	(9)
President and General	2002	68,750	—		81,250	25,227	(7)	1,200,000		—		41,198	(5)
Counsel
Allan P. Merrill	2004	325,000	—		325,000	—		350,000		—		—
Executive Vice	2003	325,000	—		350,000	—		550,001	(10)	—		—
President, Strategy and	2002	315,385	—		500,000	—		1,150,000		—		—
Corporate Development

(1)	The executive officer joined us in January 2002.

(2)	Represents 115,740 shares of restricted stock granted to Mr. Long on March 17, 2005 in consideration for his services to us during 2004. These shares will vest in full on March 17, 2008. The aggregate number of restricted stock held by Mr. Long as of December 31, 2004 was 70,922. The aggregate value of restricted stock held by Mr. Long as of December 31, 2004 is $214,894.

(3)	Represents 70,922 shares of restricted stock granted to Mr. Long on March 31, 2004 in consideration for his services to us during 2003. These shares will vest in full on March 31, 2007.

(4)	We provided this sign-on bonus to the executive officer as part of his employment agreement in order to attract him to join us.

(5)	Represents relocation expenses paid by us.

(6)	The executive officer joined us in October 2002.

(7)	Represents amounts reimbursed for the payment of taxes and tax gross-up amounts associated with relocation expenses.

(8)	Represents $13,357 of expense paid by us for travel on an airplane indirectly owned by Mr. Long, and $77,576 of relocation expenses paid by us.

(9)	Represents $100,000 payment for the expected loss on the sale of executive officer’s residence in connection with relocation and $56,129 of relocation expenses paid by us.

(10)	50,001 of which were granted in connection with an option exchange offer in which we offered our employees the opportunity to exchange all outstanding options granted to them (or assumed by us) between August 5, 1999 (the date of our initial public offering) and December 31, 2001 for new options.

Stock Option Grants in 2004
      The following table sets forth grants of stock options to the named executive officers in 2004.
      All options granted to the named executive officers in 2004 are either incentive stock options or nonqualified stock options. The options expire ten years from the date of grant and were granted at an exercise price equal to the fair market value of our common stock on the date of grant.
      Potential realizable values are computed by (a) multiplying the number of shares of common stock subject to a given option by the exercise price per share, (b) assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rates shown in the table for the entire ten-year term of the option, and (c) subtracting from that result the aggregate option exercise price. The 5% and 10% assumed annual rates of stock price appreciation are provided in accordance with the rules of the SEC and do not represent our estimate or projection of future common stock prices.

			Percent of			Potential Realizable Value
	Number of		Total			of Assumed Annual Rates of
	Securities		Options			Stock Price Appreciation for
	Underlying		Granted to	Exercise		Option Term($)
	Options		Employees	Price	Expiration
Name	Granted(#)		in 2004	($/Sh)	Date	5%	10%

W. Michael Long	750,000	(1)	8.87	4.09	5/11/2014	1,929,134	4,888,805
	250,000	(2)	2.96	4.09	5/11/2014	643,045	1,629,602
Jack D. Dennison	375,000	(1)	4.43	4.09	5/11/2014	964,567	2,444,402
	125,000	(2)	1.48	4.09	5/11/2014	321,522	814,801
Allan D. Dalton	262,500	(1)	3.10	4.09	5/11/2014	675,197	1,711,082
	87,500	(2)	1.03	4.09	5/11/2014	225,066	570,361
Lewis R. Belote, III	262,500	(1)	3.10	4.09	5/11/2014	675,197	1,711,082
	87,500	(2)	1.03	4.09	5/11/2014	225,066	570,361
Michael R. Douglas	262,500	(1)	3.10	4.09	5/11/2014	675,197	1,711,082
	87,500	(2)	1.03	4.09	5/11/2014	225,066	570,361
Allan P. Merrill	262,500	(1)	3.10	4.09	5/11/2014	675,197	1,711,082
	87,500	(2)	1.03	4.09	5/11/2014	225,066	570,361

(1)	Option vests ratably on a quarterly basis over four years beginning on May 11, 2004.

(2)	Option vests in full either on (i) May 11, 2007 if the Company meets certain performance criteria for the fiscal year ended December 31, 2006, or (ii) May 11, 2009 if the Company fails to meet such performance criteria.
      The percentage of total options granted to employees is based on options to purchase a total of 8,459,534 shares of our common stock granted during 2004. If exercised, the options granted to employees would represent 5.76% of the total number of shares of our common stock outstanding at December 31, 2004.

Aggregated Option Exercises in 2004 and Option Values at December 31, 2004
      The following table sets forth the number of shares acquired and the value realized upon exercise of stock options during 2004 and the number of shares of common stock subject to exercisable and unexercisable stock options held as of December 31, 2004 by the named executive officers. Also reported are values of in-the-money options, which represent the positive spread between the exercise prices of outstanding stock options and the fair market value of $3.03 per share, which was the closing price of our common stock on December 31, 2004.

			Number of Securities		Value of Unexercised
	Number of		Underlying Unexercised		In-the-Money Options at
	Shares		Options at 12/31/04		12/31/04($)
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

W. Michael Long	—	—	4,237,500	1,962,500	5,262,562	1,341,437
Jack D. Dennison	—	—	2,118,750	981,250	2,631,281	670,719
Allan D. Dalton	250,000	930,872	547,394	752,606	1,358,496	1,149,504
Lewis R. Belote, III	—	—	1,411,405	668,595	1,750,813	446,287
Michael R. Douglas	—	—	795,311	754,689	2,012,997	1,115,003
Allan P. Merrill	—	—	1,035,936	1,014,065	976,207	387,294
Employment-Related Agreements

Mr. Long
      We entered into an employment agreement with Mr. Long dated as of March 6, 2002 that provides for his employment as our chief executive officer.
      Mr. Long’s employment agreement provides for annual base compensation of $500,000. We provided Mr. Long a signing bonus of $500,000 to be paid in four equal quarterly installments, the last of which was paid on January 31, 2003. Under his 2004 executive bonus plan, Mr. Long was also eligible to receive a performance bonus of up to twice his annual base compensation for 2004; he received $500,000 and 115,740 shares of restricted stock which will vest in full on March 17, 2008.
      We granted Mr. Long a “Sign-On Option,” which fully vested on January 24, 2002, to purchase 1,300,000 shares of our common stock at an exercise price of $1.76 per share. We also granted Mr. Long a “Principal Option” to purchase 3,900,000 shares of our common stock at an exercise price of $1.76 per share. Mr. Long’s Principal Option vests ratably on a monthly basis over 48 months beginning on February 1, 2002.
      The Sign-On Option and Principal Option may be exercised after a termination of employment (but no later than their expiration date, January 23, 2012) as follows: (i) within 90 days after termination for cause; (ii) within one year after voluntary termination prior to a change in control; or (iii) within three years after termination for any other reason.
      We agreed to provide residential accommodations to Mr. Long within reasonable commuting distance of our offices, with costs not to exceed $5,000 per month. We will reimburse Mr. Long the actual and reasonable fixed operating costs and the actual and reasonable business related variable operating costs of an airplane indirectly owned by him; Mr. Long was reimbursed approximately $1.4 million for the use of this airplane in 2004. We also will reimburse him for actual and reasonable business expenses. If the foregoing reimbursements are subject to federal or state income taxes, we will pay an amount necessary to place Mr. Long in the same after-tax position as he would have been in had no such taxes been imposed.
      If there is a termination of employment without cause, a termination for death or disability or a constructive termination of employment, whether or not in connection with a change in control, subject to his execution of a release of claims, Mr. Long will receive his annual base salary and his full annual bonus for the fiscal year in which the termination occurs, payable in equal installments over twelve months. In the event of termination without cause, constructive termination, death or disability, Mr. Long’s Principal Option will vest and become exercisable.
      In the event that any portion of the amounts payable are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we will pay Mr. Long an amount necessary to place him in the same after-tax position as he would have been in had no such excise tax been imposed.
      On May 11, 2004, we granted Mr. Long options to purchase 1,000,000 shares of our common stock at an exercise price of $4.09 per share. An option to purchase 750,000 shares of our common stock vests ratably on a quarterly basis over four years beginning on May 11, 2004, and an option to purchase 250,000 shares of our common stock vests in full either on (i) May 11, 2007, if the Company meets certain performance criteria for the fiscal year ended December 31, 2006, or (ii) May 11, 2009, if the Company fails to meet such performance criteria. In the event of termination upon a change of control, or termination without cause in the absence of a change of control, subject to his provision of transition services if requested and his execution of a release of claims, such options will vest and become exercisable for a period of one year following such termination.

Mr. Dennison
      We entered into an employment agreement with Mr. Dennison dated as of March 6, 2002 that provides for his employment as our chief operating officer.
      Mr. Dennison’s employment agreement provides for annual base compensation of $400,000. We provided Mr. Dennison a signing bonus of $400,000 to be paid in four equal quarterly installments, the last of which was paid on January 31, 2003. Under his 2004 executive bonus plan, Mr. Dennison was also eligible to receive a performance bonus of up to twice his annual base compensation for 2004; he received $400,000.
      We granted Mr. Dennison a “Sign-On Option,” which fully vested on January 24, 2002, to purchase 650,000 shares of our common stock at an exercise price of $1.76 per share. We also granted Mr. Dennison a “Principal Option” to purchase 1,950,000 shares of our common stock at an exercise price of $1.76 per share. Mr. Dennison’s Principal Option vests ratably on a monthly basis over 48 months beginning on February 1, 2002.
      The Sign-On Option and Principal Option may be exercised after a termination of employment (but no later than their expiration date, January 23, 2012) as follows: (i) within 90 days after termination for cause; (ii) within one year after voluntary termination prior to a change in control; or (iii) within three years after termination for any other reason.
      We agreed to provide residential accommodations to Mr. Dennison for up to two years within reasonable commuting distance of our offices, with costs not to exceed $5,000 per month. Mr. Dennison relocated to our headquarters in 2003 at which time we ceased providing him with residential accommodations. We reimburse Mr. Dennison for actual and reasonable business expenses. In addition, Mr. Dennison was reimbursed for reasonable expenses associated with his relocation to our headquarters as described above under “Summary Compensation Table.” If the foregoing reimbursements are subject to federal or state income taxes, we will pay an amount necessary to place Mr. Dennison in the same after-tax position as he would have been in had no such taxes been imposed.
      If there is a termination of employment without cause, a termination for death or disability or a constructive termination of employment, whether or not in connection with a change in control, subject to his execution of a release of claims, Mr. Dennison will receive his annual base salary and his full annual bonus for the fiscal year in which the termination occurs, payable in equal installments over twelve months. In the event of termination without cause, constructive termination, death or disability, Mr. Dennison’s Principal Option will vest and become exercisable.
      In the event that any portion of the amounts payable are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we will pay Mr. Dennison an amount necessary to place him in the same after-tax position as he would have been in had no such excise tax been imposed.

      On May 11, 2004, we granted Mr. Dennison options to purchase 500,000 shares of our common stock at an exercise price of $4.09 per share. An option to purchase 375,000 shares of our common stock vests ratably on a quarterly basis over four years beginning on May 11, 2004, and an option to purchase 125,000 shares of our common stock vests in full either on (i) May 11, 2007, if the Company meets certain performance criteria for the fiscal year ended December 31, 2006, or (ii) May 11, 2009, if the Company fails to meet such performance criteria. In the event of termination upon a change of control, or termination without cause in the absence of a change of control, subject to his provision of transition services if requested and his execution of a release of claims, such options will vest and become exercisable for a period of one year following such termination.

Mr. Dalton
      On September 30, 2002, we entered into an executive retention and severance agreement with Mr. Dalton pursuant to which he agreed to serve as President, REALTOR.com®. Additionally, we entered into a compensation arrangement with Mr. Dalton that provides for annual base compensation of $325,000. Under his 2004 executive bonus plan, Mr. Dalton was also eligible to receive a performance bonus of up to twice his annual base compensation for 2004; he received $406,250.
      We reimburse Mr. Dalton for actual and reasonable business expenses. In addition, as described above under “Summary Compensation Table,” Mr. Dalton was reimbursed for reasonable expenses associated with his relocation to our headquarters. This included taxes and tax gross-up amounts associated with payments made to relocate Mr. Dalton to our headquarters. We purchased a residence in the fourth quarter of 2002 from Mr. Dalton for $1.95 million , based on its appraised value, to facilitate his move to our headquarters. We sold this house in 2004 for approximately $1.4 million.
      Effective October 8, 2002, we granted Mr. Dalton an option to purchase 1,200,000 shares of our common stock at an exercise price of $0.39 per share. This option vested as to 250,000 shares on the date of grant and the remainder vests ratably on a monthly basis over 48 months beginning on November 1, 2002.
      In the event of a termination without cause, subject to his provision of transition services if requested and his execution of a release of claims, Mr. Dalton will receive a lump sum payment in an amount equal to his annual base salary, payment of his continued medical coverage premiums for up to 12 months, and a payment in an amount equal to 50% of his target bonus for the year in which his termination occurs (the “Minimum Bonus Payment”). In addition, if the termination occurs after June 30 of any year, and before January 1 of the next year, and our financial performance goals for the year have been achieved, we will pay Mr. Dalton a prorated portion of his target bonus less his Minimum Bonus Payment. All equity awards Mr. Dalton was granted by us prior to September 30, 2002 will vest and any such options will remain exercisable for a period of 12 months following the later of his termination date or the end of any transition services period.
      On May 11, 2004, we granted Mr. Dalton options to purchase 350,000 shares of our common stock at an exercise price of $4.09 per share. An option to purchase 262,500 shares of our common stock vests ratably on a quarterly basis over four years beginning on May 11, 2004, and an option to purchase 87,500 shares of our common stock vests in full either on (i) May 11, 2007, if the Company meets certain performance criteria for the fiscal year ended December 31, 2006, or (ii) May 11, 2009, if the Company fails to meet such performance criteria. In the event of termination upon a change of control, or termination without cause in the absence of a change of control, subject to his provision of transition services if requested and his execution of a release of claims, such options will vest and become exercisable for a period of one year following such termination.

Mr. Belote
      We entered into an employment agreement with Mr. Belote dated as of March 6, 2002 that provides for his employment as our chief financial officer.
      Mr. Belote’s employment agreement provides for annual base compensation of $350,000. We provided Mr. Belote a signing bonus of $350,000 to be paid in four equal quarterly installments, the last of which was paid on January 31, 2003. Under his 2004 executive bonus plan, Mr. Belote was also eligible to receive a performance bonus of up to twice his annual base compensation for 2004; he received $350,000.
      We granted Mr. Belote a “Sign-On Option,” which fully vested on January 24, 2002, to purchase 432,500 shares of our common stock at an exercise price of $1.76 per share. We also granted Mr. Belote a “Principal Option” to purchase 1,297,500 shares of our common stock at an exercise price of $1.76 per share. Mr. Belote’s Principal Option vests ratably on a monthly basis over 48 months beginning on February 1, 2002.
      The Sign-On Option and Principal Option may be exercised after a termination of employment (but no later than their expiration date, January 23, 2012) as follows: (i) within 90 days after termination for cause; (ii) within one year after voluntary termination prior to a change in control; or (iii) within three years after termination for any other reason.
      We agreed to provide residential accommodations to Mr. Belote within reasonable commuting distance of our offices, with costs not to exceed $5,000 per month. We will reimburse Mr. Belote for actual and reasonable business expenses. If the foregoing reimbursements are subject to federal or state income taxes, we will pay an amount necessary to place Mr. Belote in the same after-tax position as he would have been in had no such taxes been imposed.
      If there is a termination of employment without cause, a termination for death or disability or a constructive termination of employment, whether or not in connection with a change in control, subject to his execution of a release of claims, Mr. Belote will receive his annual base salary and his full annual bonus for the fiscal year in which the termination occurs, payable in equal installments over twelve months. In the event of termination without cause, constructive termination, death or disability, Mr. Belote’s Principal Option will vest and become exercisable.
      In the event that any portion of the amounts payable are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we will pay Mr. Belote an amount necessary to place him in the same after-tax position as he would have been in had no such excise tax been imposed.
      On May 11, 2004, we granted Mr. Belote options to purchase 350,000 shares of our common stock at an exercise price of $4.09 per share. An option to purchase 262,500 shares of our common stock vests ratably on a quarterly basis over four years beginning on May 11, 2004, and an option to purchase 87,500 shares of our common stock vests in full either on (i) May 11, 2007, if the Company meets certain performance criteria for the fiscal year ended December 31, 2006, or (ii) May 11, 2009, if the Company fails to meet such performance criteria. In the event of termination upon a change of control, or termination without cause in the absence of a change of control, subject to his provision of transition services if requested and his execution of a release of claims, such options will vest and become exercisable for a period of one year following such termination.

Mr. Douglas
      On September 30, 2002, we entered into an executive retention and severance agreement with Mr. Douglas pursuant to which he agreed to serve as Executive Vice President, General Counsel and Secretary. Additionally, we entered into a compensation arrangement with Mr. Douglas that provides for annual base compensation of $325,000. Under his 2004 executive bonus plan, Mr. Douglas was also eligible to receive a performance bonus of up to twice his annual base compensation for 2004; he received $325,000.
      We will reimburse Mr. Douglas for actual and reasonable business expenses. In addition, Mr. Douglas was reimbursed for reasonable expenses associated with his relocation to our headquarters as described above under “Summary Compensation Table.” In connection with the expected loss on the sale of his residence, we paid $100,000 to Mr. Douglas in the first quarter of 2003 to facilitate his move to our headquarters.
      Effective October 8, 2002, we granted Mr. Douglas an option to purchase 1,200,000 shares of our common stock at an exercise price of $0.39 per share. This option vested as to 200,000 shares on the date of grant and the remaining 1,000,000 options vests ratably on a monthly basis over 48 months beginning on October 1, 2002.
      In the event of a termination without cause, subject to his provision of transition services if requested and his execution of a release of claims, Mr. Douglas will receive a lump sum payment in an amount equal to his annual base salary, payment of his continued medical coverage premiums for up to 12 months, and a payment in an amount equal to 50% of his target bonus for the year in which his termination occurs (the “Minimum Bonus Payment”). In addition, if the termination occurs after June 30 of any year, and before January 1 of the next year, and our financial performance goals for the year have been achieved, we will pay Mr. Douglas a prorated portion of his target bonus less his Minimum Bonus Payment. All equity awards Mr. Douglas was granted by us prior to September 30, 2002 will vest and any such options will remain exercisable for a period of 12 months following the later of his termination date or the end of any transition services period.
      On May 11, 2004, we granted Mr. Douglas options to purchase 350,000 shares of our common stock at an exercise price of $4.09 per share. An option to purchase 262,500 shares of our common stock vests ratably on a quarterly basis over four years beginning on May 11, 2004, and an option to purchase 87,500 shares of our common stock vests in full either on (i) May 11, 2007, if the Company meets certain performance criteria for the fiscal year ended December 31, 2006, or (ii) May 11, 2009, if the Company fails to meet such performance criteria. In the event of termination upon a change of control, or termination without cause in the absence of a change of control, subject to his provision of transition services if requested and his execution of a release of claims, such options will vest and become exercisable for a period of one year following such termination.

Mr. Merrill
      On April 24, 2002, we entered into an executive retention and severance agreement with Mr. Merrill pursuant to which he agreed to continue to serve as executive vice president of strategy and corporate development. Additionally, we entered into a new compensation arrangement with Mr. Merrill that provides for annual base compensation of $325,000, effective January 21, 2002. Under his 2004 executive bonus plan, Mr. Merrill was also eligible to receive a performance bonus of up to twice his annual base compensation for 2004; he received $325,000.
      Effective January 17, 2002, we granted Mr. Merrill an option to purchase 450,000 shares of our common stock at an exercise price of $2.25 per share. This option vests ratably on a monthly basis over 48 months beginning on February 1, 2002. Additionally, effective January 24, 2002, we granted Mr. Merrill an option to purchase 700,000 shares of our common stock at an exercise price of $1.76 per share. This option vested as to 87,500 shares on July 24, 2002 and the remainder vests ratably on a monthly basis over 42 months beginning on August 1, 2002.
      In the event of a termination without cause, subject to his provision of transition services if requested and his execution of a release of claims, Mr. Merrill will receive a lump sum payment in an amount equal to his annual base salary, payment of his continued medical coverage premiums for up to 12 months, and a payment in an amount equal to 50% of his target bonus for the year in which his termination occurs (the “Minimum Bonus Payment”). In addition, if the termination occurs after June 30 of any year, and before January 1 of the next year, and our financial performance goals for the year have been achieved, we will pay Mr. Merrill a prorated portion of his target bonus less his Minimum Bonus Payment. All equity awards Mr. Merrill was granted by us prior to April 24, 2002 will vest and any such options will remain exercisable for a period of 12 months following the later of his termination date or the end of any transition services period.
      On May 11, 2004, we granted Mr. Merrill options to purchase 350,000 shares of our common stock at an exercise price of $4.09 per share. An option to purchase 262,500 shares of our common stock vests ratably on a quarterly basis over four years beginning on May 11, 2004, and an option to purchase 87,500 shares of our common stock vests in full either on (i) May 11, 2007, if the Company meets certain performance criteria for the fiscal year ended December 31, 2006, or (ii) May 11, 2009, if the Company fails to meet such performance criteria. In the event of termination upon a change of control, or termination without cause in the absence of a change of control, subject to his provision of transition services if requested and his execution of a release of claims, such options will vest and become exercisable for a period of one year following such termination.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Operating Agreement with the National Association of REALTORS®
      In November 1996, we entered into an operating agreement with the National Association of REALTORS® (the “NAR”), which governs how our subsidiary, RealSelect, Inc., operates the REALTOR.com® web site on behalf of the NAR. For a description of the operating agreement, please see Item 1 of our annual report on Form 10-K for 2004, filed with the SEC.
      Under our operating agreement as originally entered into with the NAR, we were required to make quarterly royalty payments of up to 15% of RealSelect’s operating revenue in the aggregate to the NAR and the entities that provide us the information for our real property listings (“data content providers”).
      In 2002, we and the NAR amended the NAR operating agreement. In accordance with the operating agreement, as amended, we paid $1,400,000 to the NAR in 2004 and will make the following fixed payments to the NAR:

•	For 2005, we must pay $1,500,000 in four installments of $375,000 due on the last day of each calendar quarter of 2005.

•	For 2006, we must pay $1,500,000 plus or minus, as the case may be, the percentage change in the Consumer Price Index for 2005, in four equal installments due on the last day of each calendar quarter of 2006.

•	For 2007 and beyond, we must pay the amount due during the prior calendar year plus or minus, as the case may be, the percentage change in the Consumer Price Index for the prior calendar year, in four equal installments due on the last day of each calendar quarter for that calendar year.
Loans to and Transactions with Executive Officers
      As part of an employment agreement entered into in 2002, we reimburse Mr. Long for the business use of an airplane that is owned indirectly by him. Total reimbursement for usage in 2004 was approximately $1.4 million.

REPORT OF THE AUDIT COMMITTEE
To The Board of Directors:
      The Audit Committee of the Board of Directors of Homestore, Inc. (the “Company”) reviewed and discussed the audited financial statements for the year ended December 31, 2004 with Company management and with Ernst & Young LLP, the Company’s independent registered public accounting firm. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as then in effect. The Audit Committee received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as then in effect, and has discussed with the auditors their independence. Based on the review and discussions described in this Report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

By the Audit Committee
of the Board of Directors

Kenneth K. Klein, Chairman
V. Paul Unruh
Bruce G. Willison
INDEPENDENT AUDITORS
      Effective September 29, 2003, our Audit Committee dismissed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as our accountants and engaged Ernst & Young LLP (“Ernst & Young”) to serve as our accountants for the year ending December 31, 2003.
      PricewaterhouseCoopers’s reports on our financial statements for the two most recent fiscal years ended December 31, 2002 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.
      During our two most recent fiscal years ended December 31, 2002 and the subsequent interim period through September 29, 2003, there were no disagreements between us and PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to PricewaterhouseCoopers’s satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their reports on the financial statements for such years.
      During our two most recent fiscal years ended December 31, 2002, there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K, except that in connection with their audit of our consolidated financial statements for the year ended December 31, 2001, PricewaterhouseCoopers advised management and discussed with our Audit Committee that (i) a material weakness existed in the operation of internal controls caused by a concerted effort by former senior management, assisted by third parties, to subvert the internal control structure in its entirety (which resulted in a restatement of previously issued quarterly financial information for the first three quarters of 2001) and (ii) a weakness, characterized as a “reportable condition,” as such term is defined by professional auditing standards, existed concerning three operating units which did not have appropriate operating controls around the revenue and accounts receivable cycle. In response to being advised of these matters, management and our board of directors took remedial actions that they believed to be appropriate. After taking these actions, PricewaterhouseCoopers did not advise us of any material weaknesses or reportable conditions in connection with PricewaterhouseCoopers’s audit of our financial statements for the year ended December 31, 2002.

      We requested that PricewaterhouseCoopers furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter, dated October 6, 2003, is filed as Exhibit 16.1 to our Current Report Form 8-K filed on October 6, 2003.
      During our two most recent years ended December 31, 2002 and the subsequent interim period through September 29, 2003, we did not consult Ernst & Young with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.
      The Audit Committee has retained Ernst & Young as our independent certified public accountants to audit the our consolidated financial statements for the year ending December 31, 2005. Representatives of Ernst & Young are expected to be present at the Annual Meeting, with the opportunity to make a statement should they desire to do so, and to be available to respond to questions, as appropriate.
Fees Billed for Services Rendered by Independent Auditors
      PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) served as the Company’s principal independent accountant to audit the Company’s financial statements for the fiscal year ended December 31, 2002. As previously disclosed, on September 29, 2003 our audit committee notified PricewaterhouseCoopers that it would not be retained to perform the audit of the financial statements of the Company for the fiscal year ending December 31, 2003 and engaged Ernst & Young LLP (“Ernst & Young”) as independent accountants to audit the Company’s financial statements for the fiscal period ended December 31, 2003 and December 31, 2004. The fees billed in the fiscal years ended December 31, 2003 and December 31, 2004 for PricewaterhouseCoopers’s services to us and the fees billed in the fiscal period ended December 31, 2003 and December 31, 2004 for Ernst & Young’s services to us were:

	PricewaterhouseCoopers LLP	Ernst & Young LLP

	Year Ended	Year Ended	Year Ended
	December 31, 2003	December 31, 2003	December 31, 2004

Audit Fees(1)	$365,000	$1,090,000	$2,892,000
Audit-Related Fees(2)	—	—	—
Tax Fees(3)	88,000	8,000	94,000
All Other Fees(4)	—	—	—

Total Fees	$453,000	$1,098,000	$2,986,000

(1)	“Audit fees” are fees billed by the independent auditors for professional services for the audit of the consolidated financial statements included in our Form 10-K and review of financial statements included in our Form 10-Qs, or for services that are normally provided by the auditors in connection with statutory and regulatory filings or engagements.

(2)	“Audit-related fees” are fees billed by the independent auditors for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements, and are not reported under audit fees. Fees associated with registration statements that were previously included in audit-related fees in the proxy statement for our 2003 annual meeting of stockholders have been reclassified under audit fees above.

(3)	“Tax fees” are fees billed by the independent auditors for professional services for tax compliance, tax advice, and tax planning.

(4)	“All other fees” are fees billed by the independent auditors to the Company for any services not included in the first three categories, and include fees for accounting services provided to us and in connection with our response to inquires from the SEC.
      The audit committee’s policy is to approve in advance all audit and permitted non-audit services provided by the independent accountant. In 2004, the audit committee approved in advance any services provided by the independent auditors and the related fees. Those services only involved accounting consultation and general corporate tax services. In addition, in December 2003, the audit committee authorized the committee’s audit committee financial expert to pre-approve on behalf of the audit committee permitted auditing and non-auditing services of $50,000 or less to be provided by Ernst & Young or any other accounting services firms, with the audit committee financial expert to report each pre-approval of services to the full committee at its next scheduled meeting after such pre-approval.
      None of the audit and non-audit services described above were approved by the audit committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.

REPORT OF THE MANAGEMENT DEVELOPMENT AND
COMPENSATION COMMITTEE
To The Board of Directors:
      The Management Development and Compensation Committee (the “Committee”) of the Board of Directors of Homestore, Inc. (the “Company”) makes final decisions regarding compensation and grants of incentive and equity awards to executive officers and employees.
General Compensation Policy
      The Committee acts on behalf of the board of directors to establish the general compensation policy of the Company. The Committee reviews base salary levels, target bonuses, and other elements of compensation for the chief executive officer (“CEO”) and other executive officers of the Company each year. The Committee also administers the Company’s incentive and equity plans, including the Company’s 1999 Stock Incentive Plan and 2002 Stock Incentive Plan. The Committee believes that, to help the Company become a strong, profitable, and attractive enterprise, a proper combination of cash and equity compensation provides the best incentive to attract talented management, encourage outstanding performance and align management and stockholder interests.
      The Committee’s philosophy in compensating executive officers of the Company is to relate compensation to corporate, business unit and individual performance, and increases in shareholder value, while providing a total compensation package that is competitive and enables the Company to attract, motivate, reward and retain key executives and employees. Consistent with this philosophy, annual salary adjustments and the cash incentive component of executive officer compensation is determined after a review of the Company’s and individual’s performance for the previous year. The long-term equity incentives for executive officers may be stock options and/or restricted stock granted under the Company’s stock incentive plans. In order to ensure that the compensation program was competitive and appropriate, since late 2001, the Committee has from time to time retained an independent consulting firm to review the compensation policy for its executives compared to other companies considered comparable to the Company in terms of size, type of business, performance, position and compensation philosophy. The Committee also uses salary surveys obtained from time to time for reference purposes, but it does not target salaries to a specific level of comparable compensation.
2004 Executive Compensation
      Executive compensation for 2004 included base salary, cash bonuses, restricted stock and stock option grants. Base salaries for the Company’s executive officers are evaluated annually and are based on the executive’s contribution to Company performance, level of responsibility, experience and breadth of knowledge. In the first quarter of 2004, the Committee approved a bonus plan for the Company’s executives for performance based on the following measures: Company results of operations, Company financial position, and the executive’s individual contribution to the Company’s results.
      The Company in the past has relied heavily on long-term equity-based compensation to compensate and incentivize its executive officers. In 2004, stock options were granted to certain executive officers to aid in retaining them and to align their interests with those of the stockholders. Stock options typically have been granted to executive officers when the executive first joined the Company, in connection with a significant change in responsibilities and to achieve equity within the executive’s peer group and comparable companies. The number of shares subject to options granted is within the discretion of the Committee and is based on anticipated future contribution to corporate and/or business unit results, past performance, and work consistency within the executive’s peer group.

2004 CEO Compensation
      As described in the section of the Company’s proxy statement in which this Report is to be included entitled “Employment-Related Agreements,” the Company entered into an employment agreement with Mr. Long with respect to his services as CEO commencing in January 2002. The Committee’s executive compensation philosophy described above applies in all respects to Mr. Long. The Committee believes that Mr. Long’s base salary for 2004, $500,000, was commensurate with the compensation paid to chief executive officers with similar experience at comparable companies. Mr. Long was awarded a $500,000 cash bonus for 2004 related to his continuing contributions to the Company’s restructuring and integration efforts, reduction in the Company’s operating loss and the achievement of individual performance objectives set by the Committee. Mr. Long also received 115,740 shares of restricted stock in consideration for his services to us during 2004 which will vest in full on March 17, 2008.
Section 162(m) of the Internal Revenue Code of 1986
      Section 162(m) of the Internal Revenue Code of 1986, as amended, disallows the deduction for certain compensation in excess of $1 million paid to certain executive officers of the Company, unless the compensation qualifies as “performance-based” as defined in the Code and applicable regulations. In order to maintain flexibility, the Committee reserves the discretion to determine whether to seek to comply with the requirements of 162(m) based on the goals and objectives established by the Committee. The Company believes that stock options granted in 2004 satisfy the requirements for “performance-based compensation,” but all other compensation of executives in 2004 was subject to the Section 162(m) limits on deductibility.

By the Management Development and Compensation Committee of the Board of Directors

Bruce G. Willison, Chairman
Joe F. Hanauer
Compensation Committee Interlocks and Insider Participation
      During 2004, the management development and compensation committee was composed of three non-employee directors, Messrs. Hanauer, Doerr and Willison, none of whom have any interlocking relationships as defined by the SEC. In March 2005, Mr. Doerr resigned from the management development and compensation committee. Messrs. Hanauer and Willison are the current members of this committee.

STOCK PERFORMANCE GRAPH
      The following graph compares, for the period that our common stock has been registered under Section 12 of the Exchange Act, which commenced on August 4, 1999 (including the period from November 18, 2002 through January 2, 2004 during which our common stock was listed on the NASDAQ SmallCap Market), the cumulative total stockholder return for our common stock, The NASDAQ National Market Index (U.S. Companies), and Media General’s Internet and Software Services Index. The results reflected in the graph assume the investment of $100 on August 5, 1999, the first trading day of our common stock, in our common stock and those indices and reinvestment of dividends by those companies that paid dividends. The information contained in this graph was prepared by Media General Financial Services, Inc.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our common stock (the “Reporting Persons”), to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.
      Based solely on our review of the copies of Section 16(a) reports received or written representations from certain Reporting Persons, we believe that all reporting requirements under Section 16(a) for the fiscal year ended December 31, 2004 were met in a timely manner by the Reporting Persons.
STOCKHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS
      Proposals of stockholders that are intended to be presented at our 2006 annual meeting must be received by us no later than January 24, 2006 in order that they may be included in the proxy statement and form of proxy relating to that meeting. Notice of a stockholder-sponsored proposal submitted outside of the process of Rule 14a-8 under the Exchange Act (i.e., a proposal to be presented at the 2006 annual meeting of stockholders but not submitted for inclusion in our proxy statement) will be considered untimely under our bylaws unless it is received between March 24, 2006 and April 23, 2006.
OTHER MATTERS
      We know of no other matters to be submitted to the stockholders at the annual meeting. If any other matters properly come before the stockholders at the annual meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares they represent as the board may recommend.

ADDITIONAL INFORMATION
      We file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, as well as our proxy statements and other information, with the Securities and Exchange Commission, or SEC. A copy of our Annual Report to Stockholders for the fiscal year ended December 31, 2004 accompanies this proxy statement. In most cases, those documents are available, without charge, on our website at http://ir.homestore.com as soon as reasonably practicable after they are filed electronically with the SEC. Copies are also available, without charge, from Homestore, Inc., Investor Relations, 30700 Russell Ranch Road, Westlake Village, CA 91362. You may also read and copy these documents at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 under our SEC file number (000-26659), and you may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In most cases, these documents are available over the Internet from the SEC’s web site at http://www.sec.gov.

APPENDIX A
RESTATED
CERTIFICATE OF INCORPORATION
OF
HOMESTORE, INC.
      Homestore, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Homestore, Inc. and the name under which the Corporation was originally incorporated is InfoTouch Corporation. The date of filing of its original Certificate of Incorporation with the Secretary of State was July 29, 1993.

2. This Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of this Corporation.

3. The text of the Certificate of Incorporation as amended or supplemented heretofore is further amended hereby to read in its entirety as follows:
ARTICLE I
      The name of the Corporation (the “Corporation”) is: Homestore, Inc.
ARTICLE II
      The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.
ARTICLE III
      The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE IV
      (a) The Corporation is authorized to issue two classes of shares which shall be designated as Common Stock, $0.001 par value per share, and Preferred Stock, $0.001 par value per share. The total number of shares that the Corporation is authorized to issue is 500,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock.
      (b) The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is expressly authorized to provide for the issue of all or any of the remaining shares of the Preferred Stock in one or more series, to determine the designation of each such series, to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolutions or resolutions adopted by the Board of Directors providing for the issue of such shares and as may be permitted by the General Corporation Law of the State of Delaware. Except as otherwise expressly provided in any certificate of designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conver-

sion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock, or any future class or series of Preferred Stock or Common Stock. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.
ARTICLE V
      There is hereby designated a series of Preferred Stock, designated as Series A Preferred Stock, $0.001 par value per share (the “Series A Preferred”). The authorized number of shares of Series A Preferred is one (1) share. The relative rights, preferences, privileges, and restrictions granted to or imposed upon the Series A Preferred are as follows:

(a) Dividends. In each calendar year, the holder of the Series A Preferred shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Corporation legally available therefor, non-cumulative dividends in an amount equal to $0.08 per share (as appropriately adjusted for stock splits, stock dividends, recapitalizations and the like), prior and in preference to the payment of any dividend on the Common Stock in such calendar year. Dividends on the Series A Preferred shall not be mandatory or cumulative, and no rights or interest shall accrue to the holder of the Series A Preferred by reason of the fact that the Corporation shall fail to declare or pay dividends on the Series A Preferred in any calendar or fiscal year of the Corporation. If, after dividends in the full preferential amounts specified in this Section for the Series A Preferred have been paid or declared and set apart in any calendar year of the Corporation, the holder of Series A Preferred shall have no further rights to receive any further dividends that the Board may declare or pay in that calendar year.

(b) Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Series A Preferred shall be entitled to receive, prior and in preference to any payment or distribution on any shares of Common Stock, an amount per share equal to $1.00 per share of Series A Preferred. After payment of such amount, any further amounts available for distribution shall be distributed among the holders of Common Stock and the holder of Preferred Stock other than Series A Preferred, if any, entitled to receive such distributions.

(c) Redemption. Upon the earlier to occur of (i) termination of that certain Operating Agreement dated November 26, 1996, as the same may be amended from time to time (the “Operating Agreement”), or (ii) the National Association of Realtors (“NAR”) ceases to own at least 149,778 shares of Common Stock of the Corporation, or (iii) the existence and continuance of a material breach by the NAR of that certain Joint Ownership Agreement, dated as of November 26, 1996, among the NAR, NetSelect and NetSelect, L.L.C., or the Trademark License dated as of November 26, 1996, by and between NAR and RealSelect, at any time thereafter the Corporation may, at the option of the Board, redeem the Series A Preferred. The redemption price for each share of Series A Preferred shall be $1.00 per share. If the Corporation elects to redeem the Series A Preferred, it shall give written notice (the “Redemption Notice”) to the holder of the Series A Preferred, at the address last shown on the records of the Corporation for such holder, notifying the holder of the redemption to be effected, the redemption date (which may be selected by the Corporation in its discretion), and the place at which payment may be obtained, and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, the certificate or certificates representing the shares to be redeemed. On or before the designated redemption date, each holder of Series A Preferred to be redeemed shall surrender the certificate(s) representing such shares to be redeemed to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the redemption price for such shares shall be payable to the order of the person whose name appears on such certificate(s) as the owner thereof, and each surrendered certificate shall be canceled and retired. If the Redemption Notice shall have been duly given, and if on the Redemption Date the redemption price is either paid or made available for payment, then notwithstanding that the certificates evidencing any of the shares of Series A Preferred so called for redemption shall not have been surrendered, all dividends with respect to such shares shall cease to accrue after the redemption date, such shares shall not thereafter be transferred on the Corporation’s books and the rights of all of the holders of such shares with respect to such shares shall terminate after the redemption date, except only the right of the holder to receive the redemption price without interest upon surrender of their certificate(s) therefor.

(d) Voting. Except as provided in this paragraph, the Series A Preferred shall not be entitled to notice of any stockholders’ meetings and shall not be entitled to vote on any matters with respect to any question upon which holders of Common Stock or Preferred Stock have the right to vote, except as may be required by law (and, in any such case, the Series A Preferred shall have one vote per share and shall vote together with the Common Stock as a single class). The holder of Series A Preferred shall be entitled to elect one (1) director of the Corporation. If there shall be any vacancy in the office of a director elected by the holder of the Series A Preferred, then a director to hold office for the unexpired term of such directorship may be elected by the vote or written consent of the holder of the Series A Preferred. Subject to Section 141(k) of the Delaware General Corporation Law, any director who shall have been elected to the Board by the holders of Series A Preferred, or by any directors elected by holders of the Series A Preferred as provided above, may be removed during his or her term of office only for cause by, and only by, the affirmative vote of shares representing a majority of the voting power of the outstanding shares of Series A Preferred. The provisions of this Article may not be amended without the approval of the holder of the Series A Preferred.

(e) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into one fully paid and nonassessable share of Common Stock upon any sale, transfer, pledge, or other disposition of the share of Series A Preferred to any person or entity other than the initial holder of such share of Series A Preferred, or any successor by operation of law that functions as a non-profit trade association for Realtors under Section 501(c)(6) of Internal Revenue Code of 1986, as amended, that owns the REALTOR trademark, or any wholly-owned affiliate of such holder as long as the holder continues to own such affiliate.

ARTICLE VI
      For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

(a) The conduct of the affairs of the Corporation shall be managed under the direction of its Board of Directors. The number of directors shall be fixed from time to time exclusively by resolution of the Board of Directors; effective on the date that this Restated Certificate is filed with the Delaware Secretary of State, and subject to the preceding provisions of this sentence, the initial number of directors shall be eight (8).

(b) Notwithstanding the other provisions of this Article VI, each director shall hold office until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. No decrease in the authorized number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(c) Subject to the rights of the holders of any series of Preferred Stock, any vacancy occurring in the Board of Directors for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall, unless (i) the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, or (ii) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred.

(d) Subject to the rights of the holders of any series of Preferred Stock, until the annual meeting of stockholders to be held in 2008, a director may be removed only for cause by, and only by, the holders of a majority of the shares then entitled to vote at an election of directors.

(e) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, until the annual meeting of stockholders to be held in 2008, the directors shall be divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively, as follows:

(i) Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors, with the number of directors in each class to be divided as equally as reasonably possible.

(ii) The term of office of the Class I directors elected in 2003 shall expire at the annual meeting of the stockholders to be held in 2006; the term of office of the Class I directors elected in 2006 shall expire at the annual meeting of the stockholders to be held in 2008.

(iii) The term of office of the Class II directors elected in 2004 shall expire at the annual meeting of the stockholders to be held in 2007; the term of office of the Class II directors elected in 2007 shall expire at the annual meeting of the stockholders to be held in 2008.

(iv) The term of office of the Class III directors elected in 2005 shall expire at the annual meeting of the stockholders to be held in 2008.
Commencing at the annual meeting of the stockholders to be held in 2008, the Board of Directors shall cease to be classified and all directors shall be elected to a term of office of one year to expire at the next annual meeting of stockholders.

(f) Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

(g) No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws of the Corporation, and no action shall be taken by the stockholders by written consent.

(h) Advance notice of stockholder nominations for the election of directors of the Corporation and of business to be brought by stockholders before any meeting of stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation. Business transacted at special meetings of stockholders shall be confined to the purpose or purposes stated in the notice of meeting.
ARTICLE VII
      The Board of Directors of the Corporation is authorized and empowered from time to time in its discretion to make, alter, amend or repeal Bylaws of the Corporation.
ARTICLE VIII
      The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

ARTICLE IX
      To the fullest extent permitted by law, no director of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.
      4. This Restated Certificate of Incorporation has been duly adopted by the Corporation’s Board of Directors in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the stockholders of the Corporation at the Corporation’s annual meeting of stockholders held on June 22, 2005, in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.
      IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Amended and Restated Certificate of Incorporation of the Corporation as amended to date, has been duly executed by its duly authorized officer this [          ] day of [          ], 2005.

Homestore, Inc.

By:

Name:
Title:

APPENDIX B
HOMESTORE, INC.
CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

I.	Purpose
      The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Homestore, Inc. (the “Company”) is to assist the Board in fulfilling its statutory and fiduciary oversight responsibilities relating to the Company’s financial accounting, reporting and controls. In particular, the Committee’s purpose is to assist Board oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditors’ qualifications and independence and (4) the performance of the Company’s internal audit staff and independent auditors.
      As such, the Committee shall have the following primary responsibilities: (a) to independently and objectively monitor the periodic reporting of the Company’s financial condition and results of operations; (b) to monitor reviews of the adequacy of the accounting and financial reporting processes and systems of internal control conducted by the Company’s independent auditors and financial and senior management; (c) to review and evaluate the independence and performance of the Company’s independent auditors; (d) to retain and manage the relationship with the Company’s independent auditors; and (e) to facilitate communication among the Company’s independent auditors, internal auditors, management and the Board, within the scope of this Charter of the Audit Committee of the Board of Directors (the “Charter”) and consistent with the Certificate of Incorporation and Bylaws of the Company, as the Committee deems necessary or appropriate. The Committee will fulfill these functions primarily by carrying out the activities enumerated in Part IV of this Charter. In order to serve these functions, the Committee shall have unrestricted access to Company personnel (including its legal and financial advisors) and documents and shall have authority to direct and supervise an investigation into any matters within the scope of its duties, including the power to retain outside counsel or other advisors in connection with any such investigation.
      While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete, accurate and prepared in accordance with generally accepted accounting principles or to certify the Company’s financial statements. Those processes and determinations are the responsibility of management and/or the Company’s independent auditors. Similarly, it is not the duty of the Committee to conduct investigations or to assure the compliance of the Company’s policies and procedures with applicable laws and regulations.

II.	Membership
      All members of the Committee will be appointed by the Board based on the recommendation of the Company’s Governance and Nominating Committee. Further, all Committee members shall be members of, and serve at the discretion of, the Board. Unless a chairperson (“Chairperson”) is appointed by the full Board, the members of the Committee may designate a Chairperson by majority vote of the Committee membership. The Board may at any time remove one or more directors as members of the Committee and may fill any vacancy on the Committee.
      The Committee shall consist of at least three, but no more than five members, with the exact number being determined by the Board. No member of the Committee shall be an officer, employee or consultant of the Company or any subsidiary or have any other relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Committee member. Each member of the Committee shall be “independent” as defined by applicable law, SEC rules and regulations, and the rules of the NASD, each as they may be interpreted and amended from time to time, as well as other legal requirements applicable to the Company (“Applicable Law, Rules and Regulations”),

except as otherwise permitted by Applicable Law, Rules and Regulations and as determined by the Board’s independence review process. Each member of the Committee shall have the ability to read and understand fundamental financial statements and a working familiarity with basic finance and accounting principles at the time he or she joins the Committee, and at least one member shall have met the requirements of an “audit committee financial expert” as required by Applicable Law, Rules and Regulations. No member of the Committee shall have been a partner or employee of the Company’s independent auditors, or former partner or former employee of such auditors, for a period of three years after that person’s employment with such auditors terminates.

III.	Meetings
      The Committee shall meet with such frequency, and at such times as its Chairperson, or a majority of the Committee, or the Board, determines or as frequently as required by Applicable Law, Rules and Regulations; provided, however, that the Committee shall meet no less frequently than once per quarter. The Committee may establish rules and procedures for the conduct of its meetings that are consistent with this Charter. A majority of the members of the Committee shall constitute a quorum. When a quorum is present at any meeting, a majority of the Committee members present may take any action or make any recommendation to the Board, except where otherwise required by Applicable Law, Rules and Regulations. Written minutes should be kept of all such meetings of the Committee.
      The Committee shall report its activities and recommendations to the Board at the Board’s next scheduled meeting or as otherwise appropriate, including through the preparation of a quarterly written report to the Board summarizing the Committee’s activities, conclusions, and recommendations, which report shall include, but not be limited to, the information required in the Company’s annual proxy statement and/or annual report. The Committee members, or the Chairperson of the Committee on behalf of all of the Committee members, should communicate with management, internal auditors and the independent auditors on a quarterly basis in connection with their review of the Company’s financial statements. The Committee must disclose that (1) each member has met, and continues to meet, the independence and other Committee membership requirements; (2) it has adopted a written charter; and (3) it has annually reviewed and reassessed the adequacy of its charter. The Committee shall disclose in the Company’s proxy statement that the Committee is governed by a charter and include a copy of the charter in the proxy statement at least once every three years.

IV.	Responsibilities and Duties
      The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. These processes are set forth as a guide, with the understanding that the Committee may supplement them as appropriate and may establish other policies and procedures from time to time that it deems necessary or advisable in fulfilling its responsibilities. To these ends, the Committee shall have and may exercise all of the powers and authority of the Board to the extent permitted under the Delaware General Corporation Law.
Oversight of Financial Statements and Disclosure Practices

1. Review the independent auditors’ audit plan and discuss with the independent auditors the Company’s general accounting policies and practices.

2. Discuss with the independent auditors: all critical accounting policies and practices to be used; all alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with management, including ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditors; other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences; and any other matter that generally accepted accounting standards require that the independent auditors should communicate with the Committee.

3. At least quarterly, meet separately with management, the independent auditors, and the internal audit staff (or other personnel responsible for the internal audit function) to review the adequacy and appropriateness of the Company’s accounting and financial reporting processes, systems of internal control (including computerized information system controls and security), the adequacy of the systems of reporting to the Committee by each such group and any recommendations that each such group may have, the fullness and accuracy of the Company’s financial statements, and any other matters that the Committee or any such group believes should be discussed privately with the Committee.

4. Review with the independent auditors and the internal audit staff the completeness of audit coverage, reduction of redundant efforts, and the effective use of audit resources.

5. Determine, as regards to new transactions or events, the independent auditors’ reasoning for the appropriateness of the accounting principles and disclosure practices adopted by management.

6. Discuss with management and the independent auditors the effect of regulatory and accounting initiatives, as well as any off-balance sheet structures, on the Company’s financial statements.

7. Discuss with management and the independent auditors, as appropriate, the Company’s risk assessment and risk management policies, including the Company’s major financial risk exposures and steps taken by management to monitor and control such exposures.

8. Determine open years on federal, state and local tax returns and whether there are any significant items in dispute with the Internal Revenue Service or state or local taxing authorities that might result or have resulted in litigation; inquire as to the status of related tax reserves and interest accruals.

9. Review the results of the annual audits of Committee member reimbursements, directors’ and officers’ expense accounts and management perquisites as prepared by internal audit staff and the independent auditors.

10. Review whether management has sought a second opinion regarding any significant accounting issue and, if so, obtain the rationale for the particular accounting treatment chosen.

11. Review, and discuss with management and the independent auditors, as appropriate, the Company’s quarterly and annual financial statements, including any report or opinion of the independent auditors, and earnings press releases (including the Company’s use of “pro-forma” or “adjusted” non- GAAP financial information), as well as financial information and earnings guidance provided to analysts and ratings agencies, prior to distribution to the public or filing with the Securities and Exchange Commission.

12. In connection with the Committee’s review of the annual financial statements:

•	Receive and review a draft of the financial statements section of the Company’s annual report, complete with footnotes, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the report.

•	Discuss with the independent auditors, internal auditors and management the financial statements section, including the results of the independent auditors’ audit of the financial statements, and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

•	Discuss any items required to be communicated by the independent auditors in accordance with Statement of Accounting Standards (“SAS”) 61, as amended. These discussions should include the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in the Company’s financial statements, any audit problems or difficulties, including any restrictions on the scope of work or access to required information, and management’s response to these matters.

•	Discuss with management and/or the independent auditors any questions or concerns pertaining to the fullness and accuracy of the Company’s financial statements and any other matters the Committee believes should be so discussed.

13. In connection with the Committee’s review of the quarterly financial statements:

•	Receive and review a draft of the financial statements section of the Company’s quarterly reports, complete with footnotes, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the reports.

•	Discuss with the independent auditors, internal auditors and management the financial statements section, including the results of the independent auditors’ SAS 71 review of the quarterly financial statements, and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

•	Discuss significant issues, events and transactions and any significant changes regarding accounting principles, practices, judgments or estimates with management and the independent auditors, including any problems or difficulties among management and the independent auditors and management’s response.

•	Discuss with management and/or the independent auditors any questions or concerns pertaining to the fullness and accuracy of the Company’s financial statements and any other matters the Committee believes should be so discussed.

14. Review the Company’s disclosure controls and procedures and internal controls and procedures for financial reporting and the certifications required to be made by any officer of the Company in each of the Company’s quarterly reports on Form 10-Q and the Company’s annual report on Form 10-K.

15. Review disclosures made to the Committee by the Company’s principal executive officer and principal financial officer during their certification process for each Form 10-K and Form 10-Q relating to any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in maintaining the Company’s internal controls.

16. Request a letter from the independent auditors to management concerning any significant weaknesses or breaches in internal controls discovered during their audit. Discuss any comments or recommendations of the independent auditors outlined in their such management letter or in discussions. Review any management response letters to the independent auditors. Approve a schedule for implementing any recommended changes and monitor compliance with that schedule.
Oversight of Independent Auditors

1. With sole authority and responsibility, the Committee shall appoint, retain, compensate and, if necessary, replace the independent auditors. The Committee shall be directly responsible for the evaluation and oversight of the work of the Company’s independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; provided, that the Committee shall be prohibited from retaining independent auditors if any member of the Company’s senior management was a partner or employee of such auditors within the prior two years. The Board of Directors may approve a waiver of the preceding proviso if (a) the Company acquires a member of senior management who was a partner or employee of a retained independent auditing firm as a result of a future acquisition or (b) if necessary to permit competition for retention by at least two national independent auditing firms. With sole authority, the Committee shall approve all audit engagement fees and terms, which fees and related costs the Company shall pay promptly to the independent auditors in accordance with the Company’s normal business practices. The Committee shall pre-approve, including pursuant to established policies and procedures for pre-approval, or have pre-approved by a member of the Committee delegated the authority to grant pre-approvals, any audit or significant permitted non-audit service provided to the Company by the Company’s independent auditors and ensure that any such non-audit service be disclosed to stockholders in the appropriate periodic report of the Company. If a member of the Committee pre-approves such service, the decisions of such member shall be presented to the full Committee at its next scheduled meeting. No such services that are prohibited under applicable law shall be approved. The Company shall not be prohibited from retaining the independent auditors to assist in tax matters.

2. Communicate with the Company’s independent auditors about the Company’s expectations regarding its relationship with the auditors, including the following: (i) the independent auditors’ ultimate accountability to report directly to the Committee; and (ii) the ultimate authority and responsibility of the Committee to appoint, retain, compensate, evaluate and, where appropriate, replace the independent auditors.

3. At least annually, make inquiries of management and internal auditor staff regarding the qualification, independence and performance of the independent auditors.

4. At least annually, obtain and review a report by the independent auditors describing: the independent auditors’ internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues; and (to assess the independent auditors’ independence) all relationships between the independent auditors and the Company.

5. Review and approve processes and procedures to ensure the continuing independence of the Company’s independent auditors. These processes shall include obtaining and reviewing, on an annual basis, a letter from the independent auditors describing all relationships between the independent auditors and the Company required to be disclosed by Independence Standards Board Standard No. 1, reviewing the nature and scope of such relationships and requiring discontinuance of any relationships that the Committee believes could compromise the independence of the auditors (including but not limited to requiring audit partner rotation every five years or otherwise in accordance with Applicable Laws, Rules and Regulations and requiring that the independent auditors have no conflicts of interests with the Company), and setting clear Company hiring policies for employees or former employees of the independent auditors, which shall include, among other policies, prohibitions on the hiring of any partner or employee of the Company’s independent auditors, or former partner or former employee of such auditors, for a period of three years after that person’s employment with such auditors terminates, to serve as a member of management in the finance and accounting department of the Company.

Oversight of Internal Auditors

1. Review the activities of the internal audit department, including the proposed annual audit plan, periodic progress reports on the status of the plan and all concluded internal audits, including summaries of any significant issues raised during the performance of the internal audits.

2. Discuss with the independent auditors and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit function.
Oversight of Compliance with Legal and Regulatory Requirements

1. At least quarterly, meet with the Company’s external and internal legal counsel to review the status of any legal or regulatory matters that could have a material impact on the Company’s financial statements; inquire as to any related reserves taken with respect thereto.

2. Review all related-party transactions for potential conflict of interest situations on an ongoing basis and approve only those that are the subject of arms length negotiations and have terms that would be no worse than those that could be obtained by negotiating with an outside party. Review all transactions with the National Association of Realtors® and the National Association of Homebuilders with a value in excess of one million dollars.

3. Engage and retain such outside counsel, experts and other advisors as the Committee may deem appropriate or necessary to carry out its duties in its sole discretion. Approve related fees and retention terms, which fees and related costs the Company shall pay promptly to such advisors in accordance with the Company’s normal business practices. To the extent that the Committee chooses to retain such advisors to investigate any circumstances that come to the attention of the Committee related to the risk of financial misstatements or fraud, such advisors shall be persons completely independent of the Company.

4. Determine and approve ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties, which fees and related costs the Company shall pay promptly in accordance with the Company’s normal business practices.

5. Establish and maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

6. Review compliance by directors, officers and employees with the Company’s Code of Conduct and Business Ethics, including the Policies and Procedures for Reporting by Attorneys Pursuant to the Sarbanes-Oxley Act Standards of Professional Conduct addendum thereto.

7. Annually conduct and present to the Board a performance evaluation of the Committee and make recommendations to the Board on such matters within the scope of its functions as may come to its attention and which in its discretion warrant consideration by the Board.

8. Annually prepare a report to the Company’s stockholders for inclusion in the Company’s annual proxy statement as required by the rules and regulations of the Securities and Exchange Commission as they may be amended from time to time.

9. At least annually review the adequacy of this Charter and recommend any proposed changes to the Board for approval. Include a copy of this Charter as an appendix to the Company’s proxy statement at least once every three years as required by the rules and regulations of the Securities and Exchange Commission as they may be amended from time to time.

10. Perform any other activities required by Applicable Law, Rules and Regulations and perform other activities that are consistent with this Charter, the Company’s Bylaws and governing laws, as the Committee or the Board deems necessary or appropriate.

11. Implement and enforce, together with the Company’s Chief Executive Officer and Chief Financial Officer, a revenue recognition policy at the Company that conforms to all relevant accounting standards, including generally accepted accounting principles in the United States, and that is designed to prevent material misstatements and omissions in the Company’s financial statements. Fully apprise all employees of the Company involved in revenue recognition of such revenue recognition policy.

In addition to the indemnification, exculpation and similar rights and provisions contained in the Company’s Certificate of Incorporation and Bylaws or in statutory and common law and in addition to applicable insurance, the Committee, and each member of the Committee in his or her capacity as such, shall be entitled to rely, in good faith, on information, opinions, reports or statements, or other information prepared or presented to them by (i) officers and other employees of the Company, whom such member believes to be reliable and competent in the matters presented; and (ii) counsel, public accountants or other persons as to matters which the members believe to be within the professional competence of such person.

PROXY

HOMESTORE, INC.
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 22, 2005
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned holder(s) of Homestore, Inc. (“Homestore”) common stock hereby nominate(s), constitute(s) and appoint(s) Lewis R. Belote, III and Michael R. Douglas (together, the “Proxy Holders”), and each of them, the attorneys, agents and proxies of the undersigned, with full power of substitution to each, to attend and act as proxy or proxies of the undersigned at the annual meeting of stockholders (the “Annual Meeting”) of Homestore to be held at the Hilton Los Angeles Airport located at 5711 West Century Blvd., Los Angeles, California 90045-5631 on June 22, 2005 at 9:30 a.m., local time, or any postponement or adjournment thereof, and to vote as specified herein the number of shares which the undersigned, if personally present would be entitled to vote.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲Detach here from proxy voting card ▲

You can now access your ABC — 1 account online.

Access your Homestore, Inc. shareholder/stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Homestore, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status • View certificate history • View book-entry information	• View payment history for dividends • Make address changes • Obtain a duplicate 1099 tax form • Establish/change your PIN

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For Technical Assistance Call 1-877-978-7778 between 9am-7pm
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Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

The board recommends a vote FOR the election of the directors nominated by the board and FOR the approval of the Proposed Restated Certificate. The proxy when properly executed shall be voted as directed. If no direction is made for a given proposal, the proxy will be voted FOR the election of the directors nominated by the board; if no direction is made regarding approval of the Proposed Restated Certificate, the proxy will be voted FOR the approval of the Proposed Restated Certificate.

1. Election of Directors. Nominees:	FOR all nominees listed to the left (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees
01 Joe F. Hanauer 02 L. John Doerr 03 W. Michael Long	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike through that individual’s name)
WILL ATTEND
Will you be attending the annual meeting?		☐

2.

	APPROVAL OF PROPOSED RESTATED CERTIFICATE. Approval of an amended and restated certificate of incorporation that would, among other things, eliminate the classification of our board of directors and provide for annual election of all directors beginning at the annual meeting of stockholders in 2008.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.

OTHER BUSINESS. In their discretion, the Proxy Holders are authorized to vote upon such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof. The board of directors of Homestore currently knows of no other business to be presented by or on behalf of Homestore or the board at the annual meeting.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

The undersigned hereby ratifies and confirms all that the Proxy Holders, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at the Annual Meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders, the Proxy Statement accompanying that notice and the audited financial statements of Homestore delivered with or prior to that notice.

(Please Print Name)	(Signature of Holder of Common Stock)	Date _______________, 2005

(Please date this Proxy and sign above as your name(s) appear(s) on this card. Joint owners each should sign personally. Corporate proxies should be signed by an authorized officer. Executors, administrators, trustees, etc. should give their full titles).

▲Detach here from proxy voting card▲

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM EST the day prior to annual meeting day.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/homs		Telephone 1-866-540-5760		Mail
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.